Exhibit 10.1
Purchase and Sale Agreement as amended.

AMENDMENT

DATED FEBRUARY 14, 2011 TO THAT CERTAIN PURCHASE AND SALE AGREEMENT DATED JANUARY 18, 2011BY AND AMONG ERG RESOURCES, L.L.C. (“SELLER”), GALVESTON BAY ENERGY, LLC (THE “COMPANY”), AND  STRATEGIC AMERICAN OIL CORP. (“BUYER”)

This Amendment (the “Amendment”) dated February 15, 2011 to that certain Purchase and Sale Agreement (the “Agreement”) dated January 13, 2011 is by and among ERG resources, L.L.C. (the “Seller”), Galveston Bay Energy, LLC (the “Company”), and Strategic American Oil Corp. (“the Buyer”)(collectively, the “Parties”).

WHEREAS, it is in the best interest of the Parties to amend the Agreement.

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the Parties hereby agree as follows:

1.  The Agreement is amended to set forth that the closing of the Agreement will take place on February 15, 2011 with the Buyer paying the Seller a partial payment on the purchase price of $9,700,000 in cash to be initiated by one or more wire transfers on the same day as the closing.  At the closing, the Buyer will pay the balance due on the purchase price of $559,055 by issuing a promissory note in the amount of $559,055 payable in full to the Seller on or before March 1, 2011 together with an additional $10,000 to accommodate the Seller for the delay in funding the full purchase price at closing.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their respective authorized officers, as of the date first written above.

SELLER:	ERG RESOURCES, LLC

By: /s/ Scott Y. Wood
Name: Scott Y. Wood
Title: President

COMPANY:	GALVESTON BAY ENERGY, LLC

By: /s/ Scott Y. Wood
Scott Y. Wood President
BUYER:
STRATEGIC AMERICAN OIL CORP.

By: /s/ Jeremy Driver
Jeremy Driver, President

PURCHASE AND SALE AGREEMENT

by and among

ERG RESOURCES, L.L.C.

(“Seller”),

GALVESTON BAY ENERGY, LLC

(the “Company”),

and

 STRATEGIC AMERICAN OIL CORP,(“Buyer”)

dated

January 18, 2011

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1
1.1	Certain Definitions	1

ARTICLE II SALE AND PURCHASE OF INTERESTS		11
2.1	Sale and Purchase of Interests	11
2.2	Purchase Price	11
2.3	Adjustments to Purchase Price	11
2.4	Initial Closing Statement	12
2.5	Final Settlement Statement	13
2.6	Additional Payments. .	14

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER AND THE COMPANY		14
3.1	Authorization of Agreement	14
3.2	Valid and Binding Agreement	14
3.3	No Conflicts	14
3.4	Approvals	15
3.5	Ownership and Transfer of Interests	15
3.6	Litigation	15
3.7	Financial Advisors	15
3.8	Organization and Good Standing	15
3.9	Capitalization	16
3.10	Subsidiaries	16
3.11	Governing Documents	16
3.12	Compliance with Law.	16
3.13	Taxes	16
3.14	Employee Related Matters	17
3.15	Contracts	17
3.16	Oil and Gas Properties	18
3.17	Real Property	20
3.18	Suspense Accounts	21
3.19	Intellectual Property	21
3.20	Insurance; Bonds, Letters of Credit and Guaranties	21
3.21	Activities of the Company	22
3.22	Bank Accounts; Power of Attorney	22
3.23	Records	22
3.24	Bankruptcy Sale Documentation	22
3.25	Current Commitments.	22
3.26	Permits.	22
3.27	Financial Statements; Accounts Receivable; Undisclosed Liabilities.	22
3.28	Absence of Certain Changes.	23
3.29	Leases and Contracts	24
3.30	Seismic Data.	24
3.31	Disclaimers.	25

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ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER		25
4.1	Organization and Good Standing	25
4.2	Authorization of Agreement	25
4.3	Valid and Binding Agreement	25
4.4	No Conflicts	25
4.5	Approvals	26
4.6	Litigation	26
4.7	Investment Intention	26
4.8	Financial Advisors	26
4.9	Financial Capability	26
4.10	Sophisticated Buyer..	26
4.11	Buyer Acknowledgements, Waivers and Agreements.	26

ARTICLE V BUYER'S INSPECTION		27
5.1	Access to Records	27
5.2	Access to Properties	28
5.3	Buyer Indemnification	28

ARTICLE VI TITLE MATTERS		29
6.1	Defensible Title to the Properties	29
6.2	Allocated Value. .	32
6.3	Casualty Loss	33

ARTICLE VII ENVIRONMENTAL MATTERS		33
7.1	Environmental Representations	33
7.2	Environmental Notice	35
7.3	Remedy for Environmental Breach	35
7.4	Limitations on Seller's Obligations	36
7.5	Exclusive Remedy	37
7.6	Environmental Due Diligence Activities	37
7.7	Dispute Resolution	37

ARTICLE VIII COVENANTS		38
8.1	Further Assurances.	38
8.2	Operation of the Business	38
8.3	Books and Records	40
8.4	Affiliation	40
8.5	Confidentiality	40
8.6	Exclusivity.	41
8.7	Public Announcements.	42
8.8	Filing of Tax Returns	42
8.9	Operatorship.	45

ARTICLE IX CONDITIONS TO CLOSING		46
9.1	Conditions to Obligations of Seller	46
9.2	Conditions to Obligations of Buyer	46

ARTICLE X INDEMNIFICATION		48
10.1	Survival of Obligations	48
10.2	Indemnification by Seller	49
10.3	Indemnification by Buyer	49

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10.4	Limits on Indemnification	50
10.5	Indemnification Procedures	51

ARTICLE XI CLOSING		52
11.1	Closing.	52
11.2	Closing Deliveries by Seller.	52
11.3	Closing Deliveries by Buyer.	53

ARTICLE XII TERMINATION		53
12.1	Termination of Agreement	53
12.2	Effect of Termination	54

ARTICLE XIII MISCELLANEOUS		55
13.1	Interpretive Matters	55
13.2	Entire Agreement	55
13.3	Injunctive Relief.	56
13.4	Successors	56
13.5	Assignments	56
13.6	Notices	56
13.7	Counterparts	57
13.8	Governing Law; Jurisdiction; Venue; Jury Waiver	57
13.9	Amendments and Waivers	57
13.10	Electronic Signatures	58
13.11	Severability.	58

iii

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (the “Agreement”), dated as of January 18, 2011, is made by and among ERG RESOURCES, L.L.C., a Texas limited liability company (“Seller”), GALVESTON BAY ENERGY, LLC, a Texas limited liability company (the “Company”), and STRATEGIC AMERICAN OIL CORP, , a Nevada corporation (“Buyer”).  Seller and the Company are sometimes referred to collectively herein as the “Seller Parties” and individually as a “Seller Party.”  The Seller Parties and Buyer are sometimes referred to collectively herein as the “Parties” and individually as a “Party.”

W I T N E S S E T H:

WHEREAS, Seller owns 100% of the issued and outstanding membership interests of the Company (the “Interests”); and

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the Interests for the consideration and upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1           Certain Definitions. For purposes of this Agreement, the following terms shall have the respective meanings specified in this Section 1.1 or in the section, subsections or other subdivisions referred to below:

 “Adjusted Purchase Price” has the meaning set forth in Section 2.2.

“AFE’s” has the meaning set forth in Section 3.25.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.  For the purposes of this definition, the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Allocated Value” means, with respect to a particular Oil and Gas Property, the allocated value of such Oil and Gas Property as shown on Exhibit “A”.

“Bankruptcy Case” means that certain bankruptcy case styled “Case No. 08-80270; Case No. 08-8005, Jointly Administered under Case No. 80-80270; In re TekOil & Gas Corporation, TekOil and Gas Gulf Coast, LLC; In the United States Bankruptcy Court for the Southern District of Texas, Galveston Division.

Purchase and Sale Agreement

“Business Day” means any day other than a Saturday, Sunday or legal holiday on which national banking institutions in Houston, Texas are required or authorized by Law to close.

“Buyer” has the meaning set forth in the preamble.

“Buyer Confidential Information” has the meaning set forth in Section 8.5(b).

“Buyer Indemnified Parties” has the meaning set forth in Section 10.2(a).

“Buyer Representative” has the meaning set forth in Section 8.5(a).

“Casualty Loss” has the meaning set forth in Section 6.3.

“Closing” has the meaning set forth in Section 11.1.

“Closing Date” has the meaning set forth in Section 11.1.

“Code” means the Internal Revenue Code of 1986, or any successor statute thereto, as amended, and any regulations promulgated thereunder by the Treasury Department of the United States.

“Company” has the meaning set forth in the preamble.

“Contract” means any written or oral contract, agreement, agreement regarding indebtedness, indenture, debenture, note, bond, loan, collective bargaining agreement, lease, mortgage, franchise, license agreement, purchase order, binding bid, commitment, letter of credit or any other legally binding arrangement, excluding, however, any Lease or other oil and gas lease, easement, right-of-way, permit or other instrument creating or evidencing the conveyance or transfer of an interest in the Leases or a real or immovable property related to or used in connection with the operations of any Lease or any lands pooled or unitized therewith.

“Decommissioning Obligations” means any and all existing and future claims, costs, charges, expenses, liabilities and obligations associated with, and liability for, abandoning, decommissioning, removing or making safe all Wells and Fixtures, Facilities and Equipment, whether such claims, costs, charges, expenses, liabilities and obligations are incurred under or pursuant to any of the Leases or under statutory, common law, regulation, order, permit, judgment, decree or other obligation, and including any residual liability for anticipated or necessary continuing insurance, maintenance and monitoring costs.  Decommissioning Obligations include all of the following:

(a)      The plugging, replugging and abandonment of all Wells, either active or inactive.

Purchase and Sale Agreement

(b)     The removal, abandonment and disposal of structures, facilities, foundations, wellheads, tanks, pipelines, flowlines, pumps, compressors, separators, heater treaters, valves, fittings and equipment and machinery of any nature and all materials contained therein, located on or used in connection with the Properties.

(c)      The clearance, restoration and remediation of the lands, groundwater and waterbottoms covered or burdened by the Leases or otherwise affected by the Properties.

(d)     The removal, remediation and abatement of any petroleum material, any contamination or pollution (including spilling, leaking, pumping, pouring, emitting, emptying, discharging, leaching, dumping, disposing or other release  of any chemical substance, pollutant, contaminant, toxic substance, radioactive material, hazardous substance, NORM, waste, saltwater, cuttings, muds, crude oil, or petroleum product) of surface soils and water, subsurface soils, air, groundwater, or any vessel, piping, equipment, tubing or subsurface structure or strata associated with the Properties.

“Defensible Title” has the meaning set forth in Section 6.1(a).

“Effective Date” means January 1, 2011, as of 7:00 a.m. Central Daylight Time.

“Environmental Breach” has the meaning set forth in Section 7.2.

“Environmental Defect Value” has the meaning set forth in Section 7.2(e).

“Environmental Due Diligence Period” has the meaning set forth in Section 7.6.

“Environmental Incident Deductible” has the meaning set forth in Section 7.4(a).

“Environmental Laws” means all national, state, municipal or local laws, rules, regulations, statutes, ordinances or orders of any Governmental Body relating to (a) the use, storage, emission, discharge, cleanup, Release or threatened Release of pollutants, contaminant, chemical or industrial, toxic or hazardous substances or Hazardous Materials on or into the environment (including ambient air, oceans, waterways, wetlands, surface water, ground water (tributary and non-tributary)), and land (surface or subsurface strata); (b) the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of Hazardous Materials; and (c) exposure to hazardous, toxic or other substances alleged to be harmful (including Hazardous Materials), in each case, as in effect on the date of this Agreement.  The term “Environmental Laws” shall include the following statutes and the regulations promulgated thereunder: the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Superfund Amendments and Reauthorization Act, 42 U.S.C. § 11011 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., and any state, county, or local regulations similar thereto.

Purchase and Sale Agreement

“Environmental Liabilities” means any and all Losses (including any remedial, removal, response, abatement, clean-up, investigation and/or monitoring costs and associated legal costs) incurred or imposed (a) pursuant to any agreement, order, notice of responsibility, directive (including directives embodied in Environmental Laws), injunctions, judgment or similar documents (including settlements) arising out of, in connection with, or under Environmental Laws, or (b) pursuant to any claim by a Governmental Body or any other Person for personal injury, property damage, damage to natural resources, remediation, or payment or reimbursement of response costs incurred or expended by such Governmental Body or other Person pursuant to common law or statute and related to the use or release of Hazardous Materials.

“Environmental Notice” has the meaning set forth in Section 7.2.

“Environmental Permits” has the meaning set forth in Section 7.1(a)(iv).

“Excluded Property” means the following Property:

(a)     That certain compression and dehydration facility called Aggie Junction, located in Galveston Bay together with all related rights-of-ways, equipment and surface leases; and

(b)     The former Masters Rig #1 Slotted Key Way Barge built in 2005 and being 200 feet in length and 53 feet wide.

“Final Purchase Price” has the meaning set forth in Section 2.5.

“Final Settlement Date” has the meaning set forth in Section 2.5.

“Final Settlement Payment” has the meaning set forth in Section 2.5.

“Final Settlement Statement” has the meaning set forth in Section 2.5.

“Financial Statements” has the meaning set forth in Section 3.27.

“GAAP” has the meaning set forth in Section 2.3(a)(i).

“Governmental Body” means any court or tribunal in any jurisdiction (domestic or foreign) or any federal, state, county, municipal, or other public, governmental, quasi-governmental or regulatory body, agency, department, commission, board, bureau, or other authority or instrumentality (domestic or foreign).

“Hazardous Materials” means (a) any “hazardous substance,” as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; (b) any “hazardous waste” or “solid waste” in either case as defined by the Resource Conservation and Recovery Act, as amended; (c) any hazardous, dangerous, radioactive or toxic chemical, material, waste or substance, within the meaning of and regulated by any Environmental Law; (d) any asbestos containing materials within the meaning of any Environmental Law; (e) any polychlorinated biphenyls within the meaning of any Environmental Law; (f) petroleum, petroleum hydrocarbons, or any fraction or byproducts thereof within the meaning of any Environmental Law; and (g) any other chemical, pollutant, or contaminant that is regulated under any Environmental Law.

Purchase and Sale Agreement

“Hedge” means any future derivative, swap, collar, put, call, cap, option or other contract that is intended to benefit from, relate to, or reduce or eliminate the risk of fluctuations in interest rates, basis risk or the price of commodities, including Hydrocarbons or securities, to which the Company is bound.

“Hydrocarbons” means oil, condensate, gas, casinghead gas, distillate, natural gas liquids and other liquid or gaseous hydrocarbons or minerals, or any of them or any combination thereof, and all products and substances extracted, separated, refined, processed and produced therefrom, together with all minerals produced in association with these substances.

“Incident” has the meaning set forth in Section 7.4(a).

“Indebtedness” means: (a) all obligations of the Company for borrowed money; (b) all obligations of the Company evidenced by bonds, debentures, loans, notes or other similar instruments; (c) all indebtedness of the Company on which interest charges are customarily paid or accrued; (d) the unfunded or unreimbursed portion of all letters of credit issued for the account of the Company; (e) any obligation of the Company representing the deferred purchase price of property or services purchased by the Company other than trade payables incurred in the Ordinary Course of Business and which are not more than 90 days past invoice date; (f) any indebtedness, liability or obligation secured by a Lien on the assets of the Company other than indebtedness relating to obligations which are not delinquent as of the Closing Date, whether or not such indebtedness, liability or obligation is otherwise non-recourse to the Company; (g) the present value of all obligations in respect of leases that are capitalized on the books and records of the Company; (h) liabilities with respect to payments received in consideration of oil, gas or other minerals yet to be acquired or produced at the time of payment (including obligations under “take-or-pay” contracts to deliver gas in return for payments already received and the undischarged balance of any production payment created by the Company or for the creation of which the Company directly or indirectly received payment); and (i) all liability of the Company as a general partner or joint venture for obligations of the nature described in clauses (a) through (h) preceding.

“Indemnification Claim” has the meaning set forth in Section 10.5(a).

“Indemnified Party” has the meaning set forth in Section 10.5(a).

“Indemnifying Party” has the meaning set forth in Section 10.5(a).

“Independent Accounting Firm” has the meaning set forth in Section 2.5.

“Initial Closing Statement” has the meaning set forth in Section 2.4.

Purchase and Sale Agreement

“Intellectual Property” means all intellectual property and intellectual property rights of the Company, including:  (a) all names and marks, including product names, all registered and unregistered trademarks, trade names, service marks and applications therefor and all goodwill associated therewith; (b) all patents, patent applications and inventions, including any provisional, utility, continuation, continuation-in-part or divisional applications filed in the United States or other jurisdiction, and all reissues thereof and all reexamination certificates issuing therefrom; (c) all ownership rights to any copyrightable works, including all related copyright registrations; (d) all confidential and any other proprietary information and techniques, in any form (including paper, electronically-stored data, magnetic media file and microfilm), and all know-how or other trade secrets, whether or not reduced to practice, including geological data, geophysical data, engineering data, maps, interpretations, and other technical information; (e) the right to sue for and recover damages, assert, settle and/or release any claims or demands and obtain all other remedies and relief under applicable Law or equity for any past, present or future infringement or misappropriation of any such intellectual property or intellectual property rights; (f) all licenses, options to license and other contractual rights to use such intellectual property and intellectual property rights; (g) all computer and electronic data processing programs and software programs, including source code, operating systems, application programs, file and utility programs, whether run locally or remotely via a network, including the Internet or an intranet or extranet, and all related documentation, existing research projects, computer software presently under development (including all source code) and all proprietary information, data, processes, formulae and algorithms, used in the development, maintenance, support and delivery of such software; and (h) all corresponding rights throughout other parts of the world.

“Interests” has the meaning set forth in the preamble.

“Interim Balance Sheet” has the meaning set forth in Section 3.27.

“Knowledge” of a specified Person (or similar references to a Person’s knowledge) means the actual knowledge of any of (a) in the case of the Seller Parties, Scott Wood, Doug Lacey or Larry LaFleur, or (b) in the case of Buyer, Amiel David.

“L/C” means those certain letters of credit issued by Amegy Bank, N.A., as further described on Schedule 3.20(b), in the name of the Company in the aggregate amount of $7,030,000, as of the Effective Date, for the benefit of the Railroad Commission of Texas, to secure the plugging and abandonment obligations of the Company with respect to certain Oil and Gas Properties.

“L/C Collateral” means that certain certificate of deposit securing the L/C.

“Law” means any foreign, federal, state, local law, statute, code, ordinance, rule or regulation.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by the Company (other than Oil and Gas Properties).

Purchase and Sale Agreement

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits or proceedings (public or private) by or before a Governmental Body.

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right-of-way, right of first refusal, easement, encroachment, servitude, restriction or other encumbrance of every type and description, whether imposed by Law, agreement, understanding, or otherwise.

“Loss(es)” has the meaning set forth in Section 10.2.

“Material Adverse Effect” means an occurrence or condition which has a material adverse effect on (a) the business, assets, properties, liabilities, capitalization, results of operations or financial condition of the Company or (b) the ability of the Seller Parties or Buyer, as the case may be, to perform on a timely basis any material obligation under this Agreement or any agreement, instrument, or document entered into or delivered by such Party in connection herewith or to consummate the transactions contemplated by this Agreement; provided, however, that the following shall not be deemed to constitute, create or cause a Material Adverse Effect:  any changes, circumstances or effects: (i) that affect generally the U.S. oil and gas industry, such as fluctuations in the price of oil and gas, and that result from (A) international, national, regional, state or local economic conditions, (B) changes in applicable Law or the application or interpretation thereof by any Governmental Body, or (C) other general economic conditions, facts or circumstances that are not subject to the control of such Party; (ii) that result from the effects of conditions or events resulting from an outbreak or escalation of hostilities (whether nationally or internationally), or the occurrence of any other calamity or crisis (whether nationally or internationally), including, the occurrence of one or more terrorist attacks; (iii) that are actions taken by Buyer or its Affiliates with respect to the transactions contemplated hereby or with respect to the Company; (iv) that are attributable to changes in applicable Laws; or (v) that result from the public announcement of this Agreement, Seller’s compliance with the terms of this Agreement or the consummation of the transactions contemplated by this Agreement.

“Net Revenue Interest” means an interest (expressed as a percentage or decimal fraction) in and to all Hydrocarbons produced and saved from or attributable to an Oil and Gas Property, net of all landowner’s royalties, overriding royalties, production payments or other burdens or other non-operating interests attributable thereto.

“Oil and Gas Property” means all right, title and interest of the Company in and to the Leases, as set forth on Exhibit “A”, and the Wells, including the Wells set forth on Exhibit “B”.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Company consistent with past custom and practice.

“Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the limited liability company agreement and the certificate of formation of a limited liability company; (c) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (d) any amendment to any of the foregoing.

Purchase and Sale Agreement

“Owned Real Property” means all land, together with all buildings, structures, improvements, and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company (other than Oil and Gas Properties) and used in the business of the Company.

“Party” or “Parties” has the meaning set forth in the preamble.

“Permits” means any approvals, orders, consents, licenses, permits, franchises, variances, exemptions, certificates, and other authorizations of or from a Governmental Body, including any performance bonds required under the Laws of Texas to be obtained from a reputable financial institution for plugging and abandonment obligations under state Law.

“Permitted Encumbrances” has the meaning set forth in Section 6.1(a).

“Person” means any individual, estate, corporation, partnership (general or limited), limited liability company, firm, joint venture, association, joint-stock company, trust, enterprise, unincorporated organization, Governmental Body or other entity.

“Properties” means all of the Company’s Owned Real Property, Leased Real Property, and Oil and Gas Properties, including the following:

(a)      All of the Company’s rights, titles and interests in and to the oil, gas or mineral leases, leasehold estates, operating rights and other rights authorizing the owner thereof to explore or drill for and produce Hydrocarbons and other minerals, contractual rights to acquire any such of the foregoing interests, which have been earned by performance, and fee mineral, royalty and overriding royalty interests, net profits interests, production payments and other interests payable out of Hydrocarbon production, in each case, in which the Company has an interest (the “Leases”);

(b)      All of the Company’s rights, titles and interests in and to any wells situated on the land described in the Leases or on land pooled, communitized or unitized therewith, including the wells described in Exhibit “B” or related to the Leases/Fields listed on Exhibit “A” (the “Wells”), together with all of the Company’s interests in and to all of the (i) crude oil, condensate or products in storage and produced after the Effective Date or in pipelines and (ii) materials, supplies, machinery, equipment, personal property, fixtures, improvements and other property, whether real, personal or mixed, now or as of the Effective Date on, appurtenant to or used or obtained by the Company in connection with the Leases or the Wells or with the production, injection, treatment, sale or disposal of Hydrocarbons and all other substances produced therefrom or attributable thereto including all equipment, machinery, fixtures and other tangible personal property and improvements located on the Oil and Gas Properties or used or held for use primarily in connection with the operation of the Oil and Gas Properties, including any Wells, wellhead equipment, tanks, boilers, buildings, fixtures, injection facilities, saltwater disposal facilities, compression facilities, pumping units and engines, flowlines, pipelines, gathering systems, gas and oil treating facilities, machinery, power lines, telephone and telegraph lines, roads, and other appurtenances, improvements and facilities (collectively, the “Fixtures, Facilities and Equipment”);

Purchase and Sale Agreement

(c)      All of the Company’s rights, titles and interests in royalty interests, overriding royalty interests, net profits interests, operating interests, reversionary interests and other interests or benefits or credits owned by the Company in and to the Leases and Wells or in any other land or leases or in or attributable to production therefrom, and all rights, properties and interests of the Company relating to such interests, including without limitation all oil, gas and other minerals relating to the Leases credited to the account of or owned by the Company and its Subsidiaries for the period prior to the Effective Date pursuant to any balancing agreements relating to the Leases or otherwise arising by virtue of the fact that the Company may not have taken or marketed their full share of oil, gas or other minerals attributable to the Leases;

(d)      All of the Company’s right, titles and interests in and to, or otherwise derived from (i) all operating agreements and exploration agreements related to the properties described in subsections (a) through (c) above; (ii) pooling, communitization, and unitization agreements, declarations, designations and and/or orders (including without limitation, those described on Schedule A hereto) and in and to the properties covered and the units created thereby (including without limitation, all units formed under orders, rules, regulations, or other official acts of any federal, state or other authority having jurisdiction, and voluntary unitization agreements, designations and/or declarations) relating to the properties described in subsections (a) through (c) above; and (iii) farmout agreements, joint venture agreements, product purchase and sale contracts, transportation, processing, treatment or gathering agreements, leases, permits, rights-of-way, easements, rights of surface use, licenses, options, declarations, orders, contracts, agreements, instruments in any way relating to the properties described in subsections (a) through (c) above and other rights and interests used in connection with the exploration, development, operation or maintenance of the properties described in subsections (a) through (c) above (the “Oil and Gas Agreements”); and

(e)      the Records.

“Purchase Price” has the meaning set forth in Section 2.2.

“Real Property Leases” has the meaning set forth in Section 3.17(b).

“Records” has the meaning set forth in Section 5.1.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

“Rules” has the meaning set forth in Section 7.7.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Purchase and Sale Agreement

“Seller” has the meaning set forth in the preamble.

“Seller Confidential Information” has the meaning set forth in Section 8.5(a).

“Seller Indemnified Parties” has the meaning set forth in Section 10.3.

“Seller Party” or “Seller Parties” has the meaning set forth in the preamble.

“Seller Representative” has the meaning set forth in Section 8.5(b).

“Subsidiary” means any Person of which a majority of the outstanding share capital, voting securities or other voting equity interests is owned, directly or indirectly, by another Person.

“Survival Period” has the meaning set forth in Section 10.1(a).

“Tangible Personal Property” means the structures, barges, boats, vehicles, and other tangible personal property described on Exhibit “C”.

“Tax” or “Taxes” means (a) any federal, state, local, Indian, or foreign income, gross receipts, gross margin, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar excises), unemployment, disability, ad valorem, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, by any Governmental Body responsible for imposition of any such tax (domestic or foreign), (b) in the case of the Company, liability for the payment of any amount of the type described in clause (a) as a result of being or having been on or before the Closing Date a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company to a Governmental Body is determined or taken into account with reference to the liability of any other Person, and (c) liability of the Company for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount of the type described in clause (a) or (b) as a result of any existing express or implied obligation (including an indemnification obligation).

“Tax Return” means any return, declaration, disclosure, election, schedule, estimate, report, claim for refund, estimates or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tax Sharing Agreement” means all existing agreements or arrangements (whether or not written) binding on the Company that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts or gains for the principal purpose of determining any Person’s Tax liability.

“Termination Date” has the meaning set forth in Section 12.1(b)(i).

Purchase and Sale Agreement

“Title Defect” has the meaning set forth in Section 6.1(a).

“Title Defect Amount” has the meaning set forth in Section 6.1(c).

“Title Defect Notice” has the meaning set forth in Section 6.1(b).

“Title Defect Notice Date” has the meaning set forth in Section 6.1(b).

“Title Defect Property” has the meaning set forth in Section 6.1(b).

“Title Defect Threshold” has the meaning set forth in Section 6.2(b).

“Warranty Period” means the period commencing upon the date that Seller took possession of the Properties pursuant to the order of the United States Bankruptcy Court in the Bankruptcy Case and ending on the Effective Date.

“Working Interest” means the percentage of costs and expenses attributable to the maintenance, development and operation of an Oil and Gas Property.

ARTICLE II
SALE AND PURCHASE OF INTERESTS

2.1           Sale and Purchase of Interests.  At Closing, subject to the terms and conditions contained herein, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Interests.  Such sale of Interests shall be made on the Closing Date, but shall be effective as of the Effective Date.

2.2           Purchase Price.  In consideration for the sale of the Interests, Buyer shall pay to Seller, or its respective designee, an amount in cash equal to Nine Million Nine Hundred Thousand and NO/100 United States Dollars ($9,900,000.00) (the “Purchase Price”), as adjusted pursuant to Section 2.3.  The Purchase Price as adjusted in accordance with Section 2.3 shall be referred to herein as the “Adjusted Purchase Price.”  If the Closing occurs, Buyer will pay the Adjusted Purchase Price to Seller at the Closing in accordance with the instructions of Seller.

2.3           Adjustments to Purchase Price.  At Closing, the Purchase Price shall be adjusted based on the following:

(a)      Upward Adjustments.  The Purchase Price shall be adjusted upward by the following amounts:

(i)      An amount equal to the aggregate amount of all Taxes, actual expenses and charges incurred in the operation of the Company that are in accordance with generally accepted accounting principles consistently applied in the oil and gas industry (“GAAP”) which are paid by the Company and are attributable to the period of time from and after the Effective Date, including (A) all operating expenditures and prepaid expenses of the Company attributable to the Properties permitted under this Agreement (inclusive of Seller’s overhead or administrative expenses attributable or allocable to the Properties including royalty disbursements, rentals and other similar charges, excise, severance and production Tax payments and any other Tax payments based upon or measured by the production of Hydrocarbons or the receipt of proceeds therefrom), and (B) operating expenses paid by Seller to any third party under applicable joint operating agreements or other contracts or agreements included in or bearing upon the Properties, in each case, as permitted under this Agreement, or in the absence of any joint operating agreements, those operating expenses customarily billed under any such agreement as permitted under this Agreement;

Purchase and Sale Agreement

(ii)     An amount equal to the market value of all Hydrocarbons in storage (as reflected in the records of Seller or, at Buyer’s option, as gauged by Buyer at Buyer’s expense) above the pipeline connection on the Effective Date that are produced from, attributable to, or otherwise credited to the Properties as shown by actual gauging reports that are credited to the Properties (it being understood that such value shall be based on the price at which such Hydrocarbons were sold after the Effective Date (on a first-in, first-out basis), less applicable Taxes and royalty payments);

(iii)    An amount equal to all decreases in the amount of the L/C attributable to operations of the Company prior to the Closing Date for which the Company has not received the proceeds from the release of the L/C Collateral attributable thereto; and

(iv)    Any other amount agreed upon by Seller and Buyer in writing.

(b)      Downward Adjustments.  The Purchase Price shall be adjusted downward by the following amounts:

(i)      An amount equal to the proceeds and revenues, if any, received by Seller (net of applicable Taxes and royalties) from and after the Effective Date which are attributable, in accordance with GAAP, to the Properties from and after the Effective Date; and

(ii)     An amount equal to all Taxes, expenses and charges described in Section 2.3(a)(i) that remain unpaid by Seller or that have been paid by Buyer that are attributable to the period prior to the Effective Date;

(iii)    An amount equal to the sum of all Title Defect and Casualty Loss adjustments made in accordance with Article VI;

(iv)    An amount equal to the sum of all Environmental Breach adjustments made in accordance with Section 7.3;

(v)     An amount equal to any distributions made by the Company to Seller or its Affiliates from and after the Effective Date; and

(vi)    Any other amount agreed upon by Seller and Buyer in writing.

Purchase and Sale Agreement

2.4           Initial Closing Statement.  Seller shall prepare and deliver to Buyer an accounting statement (the “Initial Closing Statement”), prepared in accordance with GAAP, no later than five Business Days prior to Closing which shall set forth Seller’s detailed estimate of the adjustments to the Purchase Price pursuant to Section 2.3 and the resulting Adjusted Purchase Price.  Seller shall, at Buyer’s request, promptly deliver to Buyer documentation substantiating Seller’s calculation of each adjustment set forth in the Initial Closing Statement and otherwise afford Buyer access to Seller’s and the Company’s records pertaining to the computations contained in the Initial Closing Statement.  At least two Business Days prior to Closing, Buyer shall deliver to Seller a written report containing such changes, if any, which Buyer proposes be made to the Initial Closing Statement.  Seller and Buyer shall each make every reasonable effort to agree prior to the Closing Date on a mutually agreed Initial Closing Statement and Adjusted Purchase Price.  In the event that Seller and Buyer do not mutually agree on a respective adjustment to the Purchase Price, the adjustment provided in the Initial Closing Statement shall stand and the corresponding adjustment provided therein shall be used in the calculation of the Adjusted Purchase Price.

2.5           Final Settlement Statement. As promptly as practicable after the Closing Date, but in any event not later than 90 calendar days thereafter, Buyer shall, or shall cause the Company to, prepare and submit to Seller a proposed statement (the “Final Settlement Statement”), which shall show the final calculation of the Purchase Price, as adjusted pursuant to Section 2.3 (the “Final Purchase Price”).  As soon as possible after receipt of the Final Settlement Statement, but in any event within 30 calendar days after receipt thereof, Seller shall deliver to Buyer a written report containing the changes, if any, that Seller proposes to be made to the Final Settlement Statement.  Buyer covenants and agrees that, from the Closing Date until the Final Settlement Date, Buyer shall, or shall cause the Company to, make available for Seller at the Company’s offices such financial and other records and information relating to the Company as are necessary for Seller to create such report and agree upon the Final Purchase Price.  In the event no response is made by Seller within such 30-day period, it shall be conclusively presumed that Seller concurs with the Final Settlement Statement, and such Final Settlement Statement shall be the basis for the Final Purchase Price.  In the event that Seller submits a response, Seller and Buyer shall exercise all reasonable efforts to agree upon a mutually acceptable Final Purchase Price and not later than 120 calendar days after the Closing Date (the “Final Settlement Date”).  To the extent that Buyer and Seller have not agreed with respect to the amounts due pursuant to this Section 2.5 before the Final Settlement Date, then either Seller or Buyer may refer the issues in dispute to a mutually agreed accounting firm (an “Independent Accounting Firm”). The Independent Accounting Firm shall be instructed by Seller and Buyer to resolve the issues in dispute as soon as reasonably practicable in light of the circumstances but in no event in excess of 15 calendar days following the submission of such issues in dispute to the Independent Accounting Firm.  The resolution of such issues by such firm shall be final and binding on Seller and Buyer.  The costs of such public accountants shall be borne by the Party referring the issues in dispute unless the resolution of such issues results in adjustments to the Final Settlement Statement in excess of $15,000 in favor of the Party referring the issues, in which case the other Party shall be responsible for such payment.  After agreement or other determination upon a Final Purchase Price setting forth the amount by which the Adjusted Purchase Price shall be adjusted (either upward or downward) has been reached, then (a) if the Final Purchase Price is greater than the Adjusted Purchase Price, Buyer shall pay to Seller an amount equal to the difference between the Final Purchase Price and the Adjusted Purchase Price, plus accrued interest thereon at a rate of 7% per annum from and excluding the Closing Date to and including the date of such payment (calculated on the basis of a 365-day calendar year), or (b) if the Final Purchase Price is less than the Adjusted Purchase Price, Seller shall pay to Buyer an amount equal to the difference between the Adjusted Purchase Price and the Final Purchase Price, plus accrued interest thereon at a rate of 7% per annum from and excluding the Closing Date to and including the date of such payment (calculated on the basis of a 365-day calendar year) (such payment in (a) or (b), the “Final Settlement Payment”).  Payment of the Final Settlement Payment shall be made within five Business Days of the Final Settlement Date or the decision by the Independent Accounting Firm by the Party owing the same by confirmed wire transfer to a bank account or accounts to be designated by notice from the receiving Party.

Purchase and Sale Agreement

2.6           Additional Payments.  Notwithstanding the provisions of Sections 2.4 and 2.5 above, Buyer, or Company, as the case may be, will pay over to Seller the amount of all decreases in the amount of the L/C attributable to operations of the Company prior to the Closing Date for which the Seller has not received the proceeds from the release of the L/C Collateral attributable thereto regardless of when such release occurs.  Such payment will be made within ten (10) days after the decrease in the amount of the L/C.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER AND THE COMPANY

Each of Seller and the Company, jointly and severally, hereby represents and warrants to Buyer that:

3.1           Authorization of Agreement.  Each of Seller and the Company has all requisite limited liability company power and authority to execute, deliver and perform this Agreement and each other agreement, instrument, or document executed or to be executed by it in connection with the transactions contemplated hereby to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution, delivery, and performance by each of Seller and the Company of this Agreement and each other agreement, instrument, or document executed or to be executed by it in connection with the transactions contemplated hereby to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary limited liability company action of such Party.  The Company has all requisite limited liability company power and authority to conduct its business in the manner that it is currently being conducted.

3.2           Valid and Binding Agreement. This Agreement has been duly executed and delivered by each of Seller and the Company and constitutes, and each other agreement, instrument, or document executed or to be executed by it in connection with the transactions contemplated hereby to which it is a party has been, or when executed will be, duly executed and delivered by such party and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of such Party, enforceable against it in accordance with their respective terms, except that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, and similar Laws affecting creditors’ rights generally and (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

3.3           No Conflicts.  The execution and delivery by Seller or the Company of this Agreement, the consummation of the transactions contemplated hereby, or compliance by Seller or the Company with any of the provisions hereof do not and will not conflict with, or result in any violation of or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under, or result in the creation of any Lien on any of the Interests or any of the properties or assets of the Company under any provision of (a) the Organizational Documents of Seller or the Company; (b)  any Contract or Permit to which Seller or the Company is a party or by which any of the properties or assets of the Company are bound; (c) any Order of any Governmental Body applicable to Seller or the Company or by which any of the properties or assets of the Company are bound; or (d) any applicable Law binding upon Seller or the Company or applicable to Seller or the Company or by which any of the properties or assets of the Company are bound.

Purchase and Sale Agreement

3.4 Approvals.  No consent, approval, order, or authorization of, or declaration, filing, or registration with, any Governmental Body or of any third party is required to be obtained or made by either Seller or the Company in connection with the execution, delivery, or performance by it of this Agreement, each other agreement, instrument, or document executed or to be executed by such Party in connection with the transactions contemplated hereby to which it is a party or the consummation by such Party of the transactions contemplated hereby and thereby.

3.5 Ownership and Transfer of Interests.  All of the Interests are owned by Seller, of record and beneficially, free and clear of any and all Liens, other than (a) Liens that arise out of any actions taken by or on behalf of Buyer or its Affiliates; or (b) Liens that will be released at or before Closing; or (c) restrictions on transfer that may be imposed by federal or state securities Laws.  Seller’s delivery of such Interests as provided in this Agreement will convey to Buyer legal and beneficial title to such Interests, free and clear of any and all Liens, other than (a) Liens that arise out of any actions taken by or on behalf of Buyer or its Affiliates or (b) restrictions on transfer that may be imposed by federal or state securities Laws.

3.6 Litigation.  Except as set forth in Schedule 3.6, (a) there are no Legal Proceedings pending or, to the Knowledge of the Seller Parties, threatened against or affecting, the Company or any its Properties or affecting the execution and delivery of this Agreement by Seller or the Company or the consummation of the transactions contemplated herein and (b) there are no outstanding Orders, awards or decrees of any Governmental Body against or naming the Company.  Schedule 3.6 contains a complete and correct list of all Legal Proceedings pending or, to the Knowledge of the Seller Parties, threatened against the Company or relating to the Properties.  The Company has not received any notice of any pending or, to the Knowledge of the Seller Parties, threatened condemnation, taking or similar proceeding affecting any of the Properties.

3.7 Financial Advisors.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission for which Buyer may be liable in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or the Company.

3.8 Organization and Good Standing.Each of Seller and the Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Texas and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now conducted.  The Company does not conduct any business or activity outside the State of Texas.

Purchase and Sale Agreement

3.9           Capitalization.  The Interests constitute all of the issued and outstanding interests of the Company.  All of the Interests have been duly authorized, validly issued and are fully paid and nonassessable, and none of the Interests are subject to, or have any been issued in violation of, preemptive or similar rights.  No authorization or consent of any Person is required in order to consummate the transactions contemplated by this Agreement by virtue of any such Person having an equitable or beneficial interest in the Company or the Interests.  Except for the Interests and the rights created by this Agreement, there are outstanding or in existence (a) no membership interests or other equity or debt securities of the Company, (ii) no securities or obligations of the Company convertible into or exchangeable for membership interests or other equity or debt securities of the Company, (iii) no options, warrants, calls, commitments or other rights or Contracts to acquire from the Company, and no obligation or plan of the Company to issue or sell, any membership interests or other equity or debt securities of the Company or any securities of the Company convertible into or exchangeable for such membership interests or equity or debt securities, and (iv) no equity equ*ivalents, interests in the ownership or earnings, or other similar rights of or with respect to the Company.  There are no outstanding obligations or plans of the Seller or the Company to repurchase, redeem, or otherwise acquire any of the foregoing membership interests (including the Interests), securities, options, equity equivalents, interests, or rights.  Except for this Agreement, neither Seller nor the Company is a party to any voting trust or other Contract with respect to the voting, sale, transfer or other disposition of the Interests.

3.10          Subsidiaries.  The Company has no Subsidiaries.

3.11         Governing Documents.  Seller has provided to Buyer accurate and complete copies of the Organizational Documents of the Company, as currently in effect and the minutes of all meetings of the Company’s board of managers (or similar governing body), any committees of such board, and the Company’s members (and all consents in lieu of such meetings).  Such records, minutes, and consents accurately reflect the ownership of the Company and in all material respects all actions taken by the Company’s board, any committees of such board, and the Company’s members.

3.12         Compliance with Law.

(a)       To the Knowledge of Seller Parties, the Company is in compliance in all material respects with all applicable Laws. The Company has not received any notice from any Governmental Body, or any other Person, alleging that the Company is in violation of, or has violated, any applicable Law in any material respect and to the Knowledge of the Seller Parties, no such allegation has been filed, commenced or threatened against the Company.

(b)       Notwithstanding the foregoing, this Section 3.12 does not relate to Environmental Laws, Environmental Liabilities, Environmental Permits or matters that would or could constitute Environmental Breaches, which are addressed solely in Section 7.1.

Purchase and Sale Agreement

3.13         Taxes.

(a) To the Knowledge of Seller Parties:  (i) the Company has timely filed (taking into account any properly granted extensions of time to file) all Tax Returns with the appropriate taxing authorities required to have been filed, and each such Tax Return is correct and complete in all material respects; (ii) all material Taxes due and owed by the Company, whether or not shown on any Tax Return, have been timely paid; (iii) the Company and its officers, directors or employees responsible for Tax matters have complied with all rules and regulations relating to the withholding of Taxes and the remittance of withheld Taxes in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party; (iv) the Company has not waived any statute of limitations in respect of its Taxes or agreed to any extension of time with respect to a Tax assessment of deficiency, which waiver or extension is currently in effect; (v) there are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company; (vi) the Company has not received any written notice from any Tax authority that such Tax authority currently plans to assess any additional Taxes for any period for which Tax Returns have been filed; (vii) no tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company; (viii) the Company has not received from any taxing authority (including jurisdictions in which the Company has not filed Tax Returns) any currently unresolved (A) written notice indicating an intent to open an audit or other review, (B) written or oral request for information related to Tax matters or (C) notice of deficiency or proposed adjustment for any amount of Tax, proposed, asserted or assessed by any taxing authority against the Company; and (ix) the Company has never been treated as an S-corporation as defined in Section 1361 under the Code.

(b)       The Company has delivered to Buyer (i) complete copies of all Tax Returns of the Company requested by Buyer, and of all examination reports and statements of deficiencies assessed against or agreed to by the Company for all taxable periods for which the applicable statute of limitations has not yet expired, and (ii) complete copies of all private letter rulings, revenue agent reports, information documents requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests, and any similar documents, submitted by, received by, agreed to by or on behalf of or otherwise relating to the Company with respect to a taxable period for which the statute of limitations has not yet expired.

(c)       The Company does not own any interest or has not owned an interest in any Person treated as a partnership for Tax purposes.

3.14          Employee Related Matters.  Schedule 3.14 lists all the employees of the Company.

3.15         Contracts.

(a)       Schedule 3.15 lists all material Contracts to which the Company is a party or by which it or its assets or Properties may be bound.

Purchase and Sale Agreement

(b)       To the Knowledge of Seller Parties, each material Contract is a valid and binding, in full force and effect and enforceable against the Company and, to the Knowledge of Seller Parties, the other parties thereto in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and the application of general principles of equity (regardless of whether that enforceability is considered in a proceeding at law or in equity).  To the Knowledge of Seller Parties: i)neither the Company nor any other party thereto is in default thereunder and ii) no condition exists with respect to any such Contract, which, with the passage of time or the giving of notice or both, could reasonably be expected to have a Material Adverse Effect.  Neither the Company nor Seller has received notice of any claim of breach or default under any Contract, except for such breaches or defaults which would not, individually or in the aggregate, have a Material Adverse Effect.  The consummation of the transactions contemplated by this Agreement would not give any party to any Contract the right to terminate or alter the terms of such Contract or to declare a breach or default thereunder except for such terminations or alterations which would not, individually or in the aggregate, have a Material Adverse Effect.  Each Contract in the possession of Company or Seller has been provided to Buyer.  The right, title and interest of Company in each Contract is free and clear of all Liens (other than Permitted Encumbrances or Liens specified in such Contract).  Except as disclosed in Schedule 3.15, (i) no material Contract will be terminated by the Company or Seller prior to Closing and (ii) neither the Company, Seller nor any other party to any Contract, has given or, to the Knowledge of the Seller Parties, threatened to give notice of any action to terminate, cancel, rescind or procure a judicial reformation of any material Contract or any provisions thereof.

3.16         Oil and Gas Properties.

(a)       Seller and the Company specially warrant by, through or under Seller or the Company, but not otherwise that:

(i)      except for the Permitted Encumbrances, the Oil and Gas Properties are free and clear of all Liens;

(ii)      with respect to each of the Wells set forth on Exhibit “B” the ownership by the Company entitles the Company to receive a decimal share of the oil, gas and other hydrocarbons produced from such Well not less than the decimal share set forth in Exhibit “A” as the “Net Revenue Interest” for such Well and causes the Company to be obligated to bear a decimal share of the cost of operation of such Well not greater than the decimal share set forth in Exhibit “A” as the “Working Interest” for such Well, and such shares of production which the Company is entitled to receive, and shares of expenses which the Company is obligated to bear, are not subject to change (unless the Net Revenue Interest for such asset is greater than the Net Revenue Interest set forth on Exhibit “A” in the same proportion as any increase in such Working Interest).

(b)       The Company has not entered into any commitment to incur any individual capital expenditure in excess of $100,000 or any two or more commitments which in the aggregate exceed $250,000 in connection with the ownership or operation of the Oil and Gas Properties after the date that Seller took possession of the Properties pursuant to the order of the United States Bankruptcy Court in the Bankruptcy Case which will not be fulfilled on or before the Closing Date, other than routine expenses incurred in the normal and ordinary operation of the Oil and Gas Properties in accordance with generally accepted practices in the oil and gas industry. Further, the Company has not abandoned, or, agreed to abandon, any Wells (or removed any material items of equipment, except those replaced by items of substantially equivalent suitability and value) on the Oil and Gas Properties since the Effective Date.

Purchase and Sale Agreement

(c)       To the Knowledge of Seller Parties, there are not any material production, processing and transportation imbalances as of the date hereof for the Warranty Period with respect to the Oil and Gas Properties.  Further: (i) the Company has not received, as of the Effective Date, any prepayments (including payments for gas not taken pursuant to any “take-or-pay” or other prepayment arrangement, gas imbalancing agreement, gas balancing arrangement, or similar provision in any contract for the sale of Hydrocarbons) that entitle the purchasers or other parties to “make-up” or otherwise receive deliveries of Hydrocarbons at any time after the Effective Date without paying at such time, in accordance with the terms of such contract, the full market price therefor and which are cancelable on 90 days notice or less without penalty or detriment, nor has the Company received any payments with respect to, or in lieu of or in satisfaction for any take-or-pay obligations of purchasers of the Company’s Hydrocarbons deliverable under any contracts covering any of the Properties on or after the Effective Date, (ii) the Company has not produced a share of gas greater than its ownership percentage and the Company is not under any obligation to reduce its share of production under any gas balancing agreement or similar arrangement to allow under-produced parties to come back into balance and (iii) there are no gas or other Hydrocarbon imbalances existing with respect to the gathering system or the processing or treating facilities included in the Properties.

(d)       To the Knowledge of Seller Parties, there exist no agreements or arrangements for the sale of production from the Oil and Gas Properties (including calls on, or other rights to purchase, production, whether or not the same are currently being exercised) other than agreements or arrangements that may be terminated within 90 days after the Closing Date without penalty or detriment.  The Company has furnished Buyer with copies of, or made available to Buyer, all agreements or understandings, regulatory documents and other information material to the sale, processing and transportation of natural gas from the Oil and Gas Properties in the possession or control of Company.

(e)       To the Knowledge of Seller Parties, all expenses (including all bills for labor, materials and supplies used or furnished for use by the Company during the Warranty Period in connection with the Oil and Gas Properties, and all severance, production, ad valorem, windfall profit and other similar Taxes) relating to the ownership or operation of the Oil and Gas Properties by the Company during the Warranty Period, have been, and are being, paid (timely, and before the same become delinquent) by the Company, except such expenses and Taxes as are disputed in good faith by the Company and except for such expense or Tax, the non-payment of which, either individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.  With respect to the Oil and Gas Properties operated by the Company, the Company is not delinquent in any material respect, and with respect to the Oil and Gas Properties operated by third parties, to the Knowledge of the Seller Parties, such third party is not delinquent in any material respect, with respect to its obligations to bear costs and expenses relating to the development and operation of such Oil and Gas Properties.  The Company is not delinquent with respect to its obligations to pay any material royalties, overriding royalties, compensatory royalties and other payments due from or in respect of production, with respect to the Oil and Gas Properties it operates.

(f)       As regards to the Warranty Period only, and solely with respect to operations conducted by Company as operator, operations on all Wells included in the Oil and Gas Properties drilled and (if completed) completed, operated and produced during the Warranty Period have been (i) in accordance with generally accepted oil and gas field practices and in compliance in all material respects with applicable Leases, pooling and unit agreements and applicable Laws, (ii) within the boundaries of such property or within the limits otherwise permitted by contract, pooling or unit agreement, and applicable Law, and (iii) are not subject to penalties on allowables after the date hereof because of any overproduction or any other violation of applicable Law that would prevent such well from being entitled to its full legal and regular production.  Notwithstanding the foregoing, this Section 3.16(f) does not relate to environmental matters (including compliance with Environmental Laws, Environmental Permits, Environmental Liabilities or matters that would or could constitute Environmental Breaches), it being agreed that such matters are exclusively covered by and dealt with in Article VII exclusively.

Purchase and Sale Agreement

(g)      All proceeds from the sale of Hydrocarbons produced from the Oil and Gas Properties are being received by the Company in a timely manner.

(h)      No Person has any call upon, option to purchase, preferential right to purchase or similar rights with respect to the Oil and Gas Properties or to the production therefrom.

(i)       Except as may be provided in the terms of the Contracts, none of the Properties are subject to (or has related to it) any area of mutual interest agreements or are subject to (or has related to it) any farm-out or farm-in agreement under which any party thereto is entitled to receive assignments not yet made, or could earn additional assignments after the Effective Date and none of the Properties are subject to (or has related to it) any tax partnership.

(j)       To the Knowledge of the Seller Parties, deliveries of gas from any Properties set forth on Exhibit “A” are not being curtailed substantially below such Properties delivery capacity.

3.17         Real Property

(a)       Other than the Oil and Gas Properties, Schedule 3.17(a) sets forth the legal description of each parcel of Owned Real Property.  With respect to each parcel of Owned Real Property, and except as specified in Schedule 3.17(a):

(i)       The Company has good and marketable title, free and clear of all Liens, except Permitted Encumbrances;

(ii)      The Company has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof;

(iii)     There are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein;

(iv)     Other than the Company, there are no parties in possession of the parcel of Owned Real Property; and

(v)     All facilities located on the parcels of Owned Real Property are supplied with utilities and other services necessary for the operation of such facilities, including electricity and water all of which services are adequate and are provided via public roads or via appurtenant easements benefiting the parcels of Owned Real Property.

Purchase and Sale Agreement

(b)       Other than the Oil and Gas Properties, Schedule 3.17(b) sets forth the address of each parcel of Leased Real Property which is material to the business of the Company (“Real Property Leases”), and a true and complete list of all Real Property Leases for each such parcel of Leased Real Property.  The Company has made available to Buyer a true and complete copy of each Real Property Lease.  With respect to each of the Real Property Leases:

(i)       Each such Real Property Lease is legal, valid, binding, enforceable, and in full force and effect;

(ii)      Each such Real Property Lease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement;

(iii)    The Company has not received notice of, and to the Knowledge of Seller Parties is not in, breach or default under such Real Property Lease, and to the Knowledge of Seller Parties no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(iv)    No other party to such Real Property Lease has repudiated or breached any provision thereof;

(v)     All facilities leased or subleased under such Real Property Lease have received all approvals of Governmental Bodies (including Permits) required in connection with the operation thereof and, to the extent operated by Company, have been operated and maintained in accordance with applicable Laws; and

(vi)     Except as set forth on Schedule 3.17(b), all facilities leased or subleased under such Real Property Lease are supplied with utilities and other services necessary for the operation of such facilities, including electricity and water all of which services are adequate and are provided via public roads or via appurtenant easements benefiting the parcel of Leased Real Property

3.18          Suspense Accounts. The Company has no expense accounts.

3.19          Intellectual Property. The Company has no Intellectual Property other than as may be contained in the Records.

3.20          Insurance; Bonds, Letters of Credit and Guaranties.

(a)       GBE is listed as an insured on ERG’s General Liability and Umbrella policies. Buyer will be required to furnish its own insurance after Closing.

(b) Schedule 3.20(b) lists all bonds, letters of credit, guaranties and other similar instruments outstanding and issued by the Company.

Purchase and Sale Agreement

3.21         Activities of the Company. The Company has engaged in no business other than owning and operating the Properties, disposing of Hydrocarbons from the Oil and Gas Properties, performing its obligations under the Contracts and matters incident to the foregoing.  The Company does not own any material assets other than the Properties and investments in cash or cash equivalents.

3.22         Bank Accounts; Power of Attorney. The Company has no bank accounts and has granted no powers of attorney.

3.23         Records. The books of account and other financial records of the Company that have been previously furnished to Buyer are substantially complete and correct in all material respects and have been in all material respects maintained in accordance with good business practice and all Laws.  Seller makes no warranty whatsoever as to any documents or records created by any party other than Seller or Company.

3.24         Bankruptcy Sale Documentation. Seller has made available to Buyer all documentation related to the sale of the Properties to Seller in the Bankruptcy Case in the possession of Seller.

3.25         Current Commitments. Schedule 3.25 sets forth as of the date of this Agreement all authorities for expenditures (“AFE’s”) relating to the Company’s interest in the Leases to drill or rework Wells or for other capital expenditures pursuant to any of the Contracts or any applicable joint operating agreement for which all of the activities anticipated in such AFE’s or commitments have not been completed by the date of this Agreement.

3.26         Permits.

(a)       To the Knowledge of the Seller Parties, the Company or the operators of the Oil and Gas Properties, hold all Permits required under applicable Law and necessary to carry on operations connected with the Oil and Gas Properties as currently conducted, except where the failure to obtain such permits or licenses would not have a Material Adverse Effect.

(b)       To the Knowledge of the Seller Parties, the Company or such operator is in compliance with the terms, provisions and conditions of each of its Permits, except where the failure to be in compliance would not have a Material Adverse Effect.

(c)       Seller has made available to Buyer in the offices of the Company true and complete copies of (i) all material Permits of the Company and (ii) any and all pending applications of additional material Permits that have been submitted to any Governmental Body by or on behalf of the Company.

3.27         Financial Statements; Accounts Receivable; Undisclosed Liabilities.

(a)       Buyer has been provided copies or access to: (i) audited consolidated and audited consolidating balance sheets and statements of operations, shareholders’ equity, income and cash flows for the fiscal years ended December 31, 2008 and December 31, 2009 (the “Financial Statements”), and (ii) an unaudited balance sheets of the Company as at September 30, 2010 (the “Interim Balance Sheet”) for the three (3) months then ended, including in each case (other than the Interim Balance Sheet) the notes thereto.  To the Knowledge of Seller as of the date hereof, such financial statements and notes fairly present the financial condition and the results of operations, changes in equityholders’ equity (other than the Interim Balance Sheet), and cash flow at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP and the normal and recurring policies of the Company, subject, in the case of Interim Balance Sheet, to normal recurring year-end adjustments and the absence of notes.

Purchase and Sale Agreement

(b)       All accounts receivables (net of any reserves, credits or write-offs shown thereon, all of which reserves have been established in the ordinary course) (i) are valid, existing and, to the Knowledge of the Seller Parties, collectible in the ordinary course without resort to legal proceedings or collection agencies, and (ii) are not subject to any refund or adjustment or any defense, right of set-off, assignment, restriction, security interest or other Lien other than Permitted Encumbrances.  All accounts receivables are 90 days old or less, and there are no disputes regarding the collectibility of any such accounts receivables (other than immaterial disputes which are otherwise reserved for on the Company’s books).  The Company has not factored or otherwise sold or transferred any of its account receivables.  Since December 31, 2009, the Company has collected all accounts receivables in the ordinary course (subject to any reserves or write-offs reflected in the Financial Statements).

(c)       Except as set forth in this Agreement or on the Financial Statements and any related footnotes thereto, the Company has no liabilities or obligations, including off balance sheet arrangements of any nature (whether accrued, absolute, fixed, contingent or otherwise and whether due or become due) except for (a) liabilities and obligations incurred since the date of the Interim Balance Sheet in the Ordinary Course of Business or operations, (b) liabilities and obligations incurred since the date of the Interim Balance Sheet pursuant to this Agreement, (c) liabilities and obligations disclosed in this Agreement (or its schedules) or (d) liabilities or obligations that would not reasonably be expected to have a Material Adverse Effect.

3.28         Absence of Certain Changes. Except as may be contemplated by this Agreement, from the date of the Interim Balance Sheet to the date hereof, (a) the Company has conducted its business in the Ordinary Course of Business consistent with past practice (including with respect to the collection of accounts receivable and payment of accounts payable) (b) there has not been a Material Adverse Effect, and (c) the Company has not:

(i)       borrowed any amount or incurred or become subject to any liabilities (other than liabilities incurred in the Ordinary Course of Business, liabilities under contracts entered into in the Ordinary Course of Business and borrowings from banks (or similar financial institutions) necessary to meet ordinary course working capital requirements);

(ii)      mortgaged, pledged or subjected to any Lien, charge or other encumbrance, any material portion of its assets, except Permitted Encumbrances;

(iii)    sold, assigned or transferred any portion of its tangible assets outside the ordinary course of business;

Purchase and Sale Agreement

(iv)    issued, sold or transferred any of its capital stock or other equity securities, securities convertible into its capital stock or other equity securities or warrants, options or other rights to acquire its capital stock or other equity securities, or any bonds or debt securities;

(v)     made any capital investment in, or any loan to, any other Person;

(vi)    Other than as specified in Sections 3.16(b) or 3.25 made any capital expenditures or commitments therefor in excess of $100,000 individually or in excess of $250,000 in the aggregate;

(vii)   made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the ordinary course of business;

(viii)  amended its Organizational Documents;

(ix)     made any material change in any method of accounting or accounting principles or practice or made any change in revenue recognition practice;

(x)      terminated or otherwise amended any material Contracts other than in the Ordinary Course of Business;

(xi)     incurred any loss, destruction or casualty affecting the Company not covered by insurance;

(xii)    (A) made or revoked any election relating to Taxes, (B) settled or compromised any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, (C) filed any amended Tax Return, or (D) changed any methods of reporting income or deductions for federal income tax purposes; or

(xiii  ) committed or agreed in writing, orally or otherwise to do any of the foregoing.

3.29         Leases and Contracts

(a)       To the Knowledge of Seller Parties, all royalties and other payments due as of the Effective Date under the Leases have been or will be properly and timely paid in accordance with applicable Lease provisions and federal, state or tribal regulations, and all conditions within the control of the Company necessary to keep the Leases in force have been fully performed.

(b)      To the Knowledge of Seller Parties, the material Oil and Gas Agreements are in full force and effect and constitute binding obligations of the parties thereto.  To the Knowledge of Seller Parties, (i) the Company is not in breach or default (and no situation exists that with the passage of time or giving of notice would create such a breach or default) of its obligations under the material Oil and Gas Agreements and (ii) no breach or default by any third party (or situation that with the passage or time or giving of notice would create such a breach or default) exists.

3.30         Seismic Data. The Company does not own any seismic data.

Purchase and Sale Agreement

3.31         Disclaimers. Seller makes all of the following disclaimers:

(a)       Except as specifically stated in this Agreement, SELLER PARTIES MAKE NO REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO ANY MATTER OR THING AND DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, COLLATERAL CONTRACT, STATEMENT, ASSURANCE, OPINION OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER (INCLUDING THOSE BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, ADVISER, CONSULTANT OR REPRESENTATIVE OF SELLER, COMPANY OR ANY AFFILIATE THEREOF).

(b)       The Parties agree that, to the extent required by applicable Law to be effective, the disclaimers of certain representations and warranties contained in this Section 3.31 are “conspicuous” disclaimers for the purpose of any applicable Laws.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller and the Company that:

4.1           Organization and Good Standing.  Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.

4.2           Authorization of Agreement.  Buyer has all requisite power and authority to execute, deliver and perform this Agreement and each other agreement, instrument, or document executed or to be executed by it in connection with the transactions contemplated hereby to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution, delivery, and performance by Buyer of this Agreement and each other agreement, instrument, or document executed or to be executed by it in connection with the transactions contemplated hereby to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action of Buyer.

4.3           Valid and Binding Agreement. This Agreement has been duly executed and delivered by Buyer and constitutes, and each other agreement, instrument, or document executed or to be executed by Buyer in connection with the transactions contemplated hereby to which it is a party has been, or when executed will be, duly executed and delivered by Buyer and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of Buyer, enforceable against it in accordance with their respective terms, except that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights generally and (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

4.4           No Conflicts.  None of the execution and delivery by Buyer of this Agreement, the consummation of the transactions contemplated hereby, or the compliance by Buyer with any of the provisions hereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any provision of (a) the certificate of incorporation or bylaws of Buyer; (b) any Contract or Permit to which Buyer is a party or by which Buyer or its properties or assets are bound; (c) any Order of any Governmental Body applicable to Buyer or by which any of the properties or assets of Buyer are bound; or (d) any applicable Law binding upon or applicable to Buyer or by which any of the properties or assets of Buyer are bound.

Purchase and Sale Agreement

4.5           Approvals.  No consent, approval, order, or authorization of, or declaration, filing, or registration with, any Governmental Body or of any third party is required to be obtained or made by Buyer in connection with the execution, delivery, or performance by it of this Agreement, each other agreement, instrument, or document executed or to be executed by Buyer in connection with the transactions contemplated hereby to which it is a party or the consummation by it of the transactions contemplated hereby and thereby.

4.6           Litigation. There are no Legal Proceedings pending or, to the Knowledge of Buyer, threatened, in which it is or may be a party affecting the execution and delivery of this Agreement by Buyer or the consummation of the transactions contemplated herein by Buyer.

4.7           Investment Intention  Buyer is acquiring the Interests for its own account for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act), except in compliance with applicable federal and state securities Laws.  Buyer understands that the Interests have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

4.8           Financial Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission for which Seller may be liable in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

4.9           Financial Capability. Buyer (a) has sufficient funds available to pay any expenses incurred by Buyer in connection with the transactions contemplated by this Agreement and (b) has the resources and capabilities (financial or otherwise) to perform its obligations hereunder.

4.10         Sophisticated Buyer.  Buyer is a knowledgeable purchaser, owner and operator of oil and gas properties, has the ability to evaluate oil and gas properties, and in fact has evaluated the Properties for purchase, and is acquiring the Properties based upon its own evaluation.

4.11         Buyer Acknowledgements, Waivers and Agreements.

(a)       Buyer acknowledges and agrees that at Closing, it shall accept all Properties in its then “AS IS, WHERE IS” condition and with all faults, with an expressed acceptance and understanding of the disclaimers contained in this Agreement.

(b)       Buyer further acknowledges each of the following:

Purchase and Sale Agreement

(i)       That the Oil and Gas Properties and the Facilities, Fixtures and Equipment have been used for oil and gas exploration, drilling and producing operations, pipeline, transportation or gathering operations, and other related oilfield operations, including, possibly the injection, storage or disposal of produced water or waste materials incidental to or occurring in connection with such operations.

(ii)      That physical changes in the land, groundwater or subsurface may have occurred as a result of any such uses and that Buyer has entered into this Agreement on the basis of Buyer's own investigation of, or right to investigate, the physical condition of the Properties, including the Oil and Gas Properties and the surface and subsurface conditions.

(iii)     That Buyer assumes the risk that adverse physical conditions, including the presence of unknown, abandoned or unproductive oil wells, gas wells, equipment, pits, landfills, flowlines, pipelines, water wells, injection wells and sumps, which may or may not have been revealed by Buyer's investigation, are located thereon or therein, and whether discovered, discoverable, hidden, known or unknown to Buyer as of Closing.

(iv)     Buyer acknowledges the disclaimers set forth in Section 4.11, and acknowledges and affirms that it has not relied upon any representation, warranty, statement, opinion or information of Seller Parties except as specifically stated in this Agreement in entering into or carrying out the transactions contemplated by this Agreement.

(v)      Buyer acknowledges that it has had access to the Properties, the officers and certain representatives of the Company, and the books, records, and files of the Company relating to the Properties, and Buyer has made, will make, or has arranged for others to make, or has been afforded the opportunity to make, an inspection and inventory of the Properties and, if not performed, waives such right at and with Closing.

                (c)       The Parties agree that, to the extent required by applicable Law to be effective, the disclaimers of certain representations and warranties contained in this Section 4.11 are “conspicuous” disclaimers for the purpose of any applicable Laws.

ARTICLE V
BUYER’S INSPECTION

5.1           Access to Records.  From the date hereof to Closing, the Company shall, and Seller shall cause the Company to, afford to Buyer and its authorized representatives reasonable access during normal business hours to the office, personnel and books and records of the Company.  Such books and records (the “Records”) shall include all abstracts of title, title opinions, title files, ownership maps, drilling reports, lease files, assignments, division orders, operating records and agreements, well files, financial and accounting records, environmental data, seismic data, geophysical data, geological data, gravitational data, paleontological data, chemical data and engineering records, analysis and evaluations, in each case relating to the Properties and insofar as same may now be in existence and in the possession of such Party, excluding, however, any information that such Party is prohibited from disclosing by bona fide, third party confidentiality restrictions; provided, that if requested by Buyer, Seller and/or the Company shall use its commercially reasonable efforts to obtain a waiver of any such restrictions in favor of Buyer.  Seller and/or the Company shall permit Buyer to inspect and photocopy (at Buyer’s expense) the Records only to the extent, in each case, that such Party may do so without violating legal constraints or any obligation of confidence or other contractual commitment of such Party to a third party.  Subject to the consent and cooperation of third parties, Seller and the Company will cooperate with Buyer in Buyer’s reasonable efforts to obtain, at Buyer’s sole expense, such additional information relating to the Wells and associated drilling and spacing units as Buyer may reasonably desire, to the extent in each case that such Party may do so without violating legal constraints or any obligation of confidence or other contractual commitment of such Party to a third party.  To the extent either Seller or the Company is unable to provide any Records or additional information to Buyer under this Section 5.1 without violating legal constraints, any obligation of confidence or other contractual commitments, such Party shall deliver to Buyer prompt written notice thereof.

Purchase and Sale Agreement

5.2           Access to Properties.  After the execution of this Agreement, upon advance written notice to the Seller Parties, Seller shall, and shall cause the Company to, promptly grant Buyer and/or Buyer’s authorized representatives, agents and employees, at Buyer’s expense, during reasonable business hours, reasonable access to the Properties to allow Buyer to conduct, at Buyer’s sole risk and expense, and subject to the terms of Section 5.3, reasonable on-site inspections, samples and assessments of the Properties.  In addition, Buyer may request Seller’s or the Company’s assistance in gaining access to the Properties operated by others, but Buyer will be responsible for contacting the operators of such Properties to arrange for review and inspection, at Buyer’s sole cost, risk and expense.  Buyer agrees that the Seller Parties shall have the right to have a representative present at all times during any inspections, interviews and examinations conducted at or on the offices, plants, or other facilities or properties of the Company.  Additionally, any such inspections, interviews and examinations shall be made pursuant to, and the information obtained by Buyer therefrom shall be subject to, the terms of Section 8.5.  The Seller Parties shall cooperate with Buyer for the performance by Buyer of any additional environmental testing at Buyer’s expense prior to Closing, which testing shall be conducted in a reasonable manner so as not to interfere with Seller’s or the Company’s or operator’s operation of the Properties, and the Seller Parties and Buyer shall cooperate to ensure that such testing is performed on an expedited and confidential basis before Closing.

5.3          Buyer Indemnification.  BUYER HEREBY INDEMNIFIES AND SHALL DEFEND AND HOLD SELLER, THE COMPANY, THEIR RESPECTIVE AFFILIATES, AND ITS AND THEIR RESPECTIVE OWNERS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, REPRESENTATIVES, CONTRACTORS, SUCCESSORS, AND PERMITTED ASSIGNS HARMLESS FROM AND AGAINST ANY AND ALL OF THE FOLLOWING LOSSES TO THE EXTENT ARISING FROM BUYER’S INSPECTING AND OBSERVING THE ASSETS PURSUANT TO THIS ARTICLE V:  (a) LOSSES FOR PERSONAL INJURIES TO OR DEATH OF EMPLOYEES OF BUYER, ITS CONTRACTORS, AGENTS, CONSULTANTS, AND REPRESENTATIVES, AND FOR DAMAGE TO THE PROPERTY OF BUYER OR OTHERS ACTING ON BEHALF OF BUYER, EXCEPT FOR INJURIES, DEATH OR DAMAGE CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLER, THE COMPANY, THEIR RESPECTIVE AFFILIATES OR ITS OR THEIR RESPECTIVE EMPLOYEES, CONTRACTORS, AGENTS, CONSULTANTS, OR REPRESENTATIVES; AND (b) LOSSES FOR PERSONAL INJURIES TO OR DEATH OF EMPLOYEES OF SELLER, THE COMPANY OR THIRD PARTIES, AND FOR DAMAGE TO THE PROPERTIES OR ANY OTHER ASSETS OF SELLER, THE COMPANY OR THIRD PARTIES, TO THE EXTENT CAUSED BY THE NEGLIGENCE, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT OF BUYER, ITS CONTRACTORS, AGENTS, CONSULTANTS AND REPRESENTATIVES.  TO THE EXTENT PROVIDED ABOVE, THE FOREGOING INDEMNITY INCLUDES, AND THE PARTIES INTEND IT TO INCLUDE, AN INDEMNIFICATION OF THE INDEMNIFIED PARTIES FROM AND AGAINST LOSSES ARISING OUT OF OR RESULTING, IN WHOLE OR PART, FROM THE CONDITION OF THE RELEVANT PROPERTY OR ASSET OR THE SOLE, JOINT, COMPARATIVE, OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF ANY OF THE INDEMNIFIED PARTIES.  THE PARTIES HERETO AGREE THAT THE FOREGOING COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

Purchase and Sale Agreement

ARTICLE VI
TITLE MATTERS

6.1           Defensible Title to the Properties.

(a)       As used in this Section 6.1:

“Defensible Title” means, as of the date of this Agreement and the Closing Date, with respect to the Oil and Gas Properties, such record title and ownership by the Company that:

(i)       entitles the Company to receive and retain, without reduction, suspension or termination, not less than the percentage set forth in Exhibit “A” as the Company’s Net Revenue Interest, of all Hydrocarbons produced, saved and marketed from each Lease comprising such Oil and Gas Property as set forth in Exhibit “A”, through plugging, abandonment and salvage of all wells comprising or included in such Oil and Gas Property, and except for changes or adjustments that result from the actions of Buyer or Company after Closing, the establishment of units, changes in existing units (or the participating areas therein), the operation of the provisions of any operating agreement covering the Oil and Gas Properties or the entry into pooling or unitization agreements after the date hereof unless made in breach of the provisions of Section 8.2;

(ii)      obligates the Company to bear not greater than the percentage set forth in Exhibit “A” as the Company’s Working Interest of the costs and expenses relating to the maintenance, development, operation and production of Hydrocarbons from each Lease comprising or included in such Oil and Gas Property, through plugging, abandonment and salvage of all Wells comprising or included in the Oil and Gas Property, and except for changes or adjustments that result from the actions of Buyer or Company after Closing, the establishment of units, changes in existing units (or the participating areas therein), the operation of the provisions of any operating agreement covering the Oil and Gas Properties, or the entry into pooling or unitization agreements after the date hereof unless made in breach of the provisions of Section 8.2;

Purchase and Sale Agreement

(iii)     is free and clear of all Liens (except Permitted Encumbrances) and defects that would create a material impairment of use and enjoyment or a material loss of interest in the affected Oil and Gas Properties; and

(iv)     reflects that all consents to assignment and notices of assignment or preferential purchase rights that are applicable to or must be complied with in connection with the transactions contemplated by this Agreement, have been obtained and complied with to the extent the failure to obtain or comply with the same could render this transaction (or any right or interest affected thereby) void or voidable or could result in Buyer or the Company incurring any material liability.

“Permitted Encumbrances” means (i) Liens for Taxes that are not yet delinquent or that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP; (ii) normal and customary Liens of co-owners under operating agreements, unitization agreements, and pooling orders relating to the Oil and Gas Properties, which obligations are not yet due and pursuant to which the Company is not in default; (iii) mechanic’s and materialman’s Liens relating to the Oil and Gas Properties, which obligations are not yet due and pursuant to which the Company is not in default; (iv) Liens in the Ordinary Course of Business consisting of minor defects and irregularities in title or other restrictions (whether created by or arising out of joint operating agreements, farm-out agreements, leases and assignments, contracts for purchases of Hydrocarbons or similar agreements, or otherwise in the Ordinary Course of Business) that are of the nature customarily accepted by prudent purchasers of oil and gas properties and do not decrease the Net Revenue Interest, increase the Working Interest (without a proportionate increase in the Net Revenue Interest) or materially affect the value of any Oil and Gas Property encumbered thereby; (v) all rights to consent by, required notices to, filings with, or other actions by Governmental Bodies in connection with the sale or conveyance of oil and gas Leases or interests therein if the same are customarily obtained routinely and subsequent to such sale or conveyance; (vi) preferential rights to purchase and required third-party consents to assignments and similar agreements with respect to which, prior to the Closing Date, (A) waivers or consents are obtained from the appropriate parties, (B) the appropriate time period for asserting such rights has expired without an exercise of such rights, or (C) arrangements can be made on terms satisfactory to Buyer to allow Buyer to receive substantially the same economic benefits as if all such waivers and consents had been obtained; (vii) easements, rights-of-way, servitudes, Permits, surface leases and other rights in respect of surface operations, pipelines, grazing, logging, canals, ditches, reservoirs or the like; and easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of any of the Properties to the extent such matters do not materially interfere with operations on the Properties as they were being operated on the date hereof and on the Closing Date; (viii) rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any of the Properties in any manner, and all applicable Laws, rules and orders of any Governmental Body; (ix) alleged Title Defects or other deficiencies or irregularities that have been waived by Buyer in writing or not asserted on or before the Title Defect Notice Date; (x) conventional rights of reassignment normally actuated by an intent to abandon or release a lease and requiring notice to the holders of such rights; and (xi) all defects and irregularities affecting the Properties that do not operate to reduce the Net Revenue Interest for such Oil and Gas Property (if any) set forth on Exhibit “A” without a corresponding increase in the corresponding Net Revenue Interest, or otherwise interfere materially with the ownership or operation of such Oil and Gas Property.

Purchase and Sale Agreement

“Title Defect” means any particular defect in or failure of, or a series of related defects in or failures of, the ownership of any Oil and Gas Property by the Company: (A) that causes the Company to not have Defensible Title to such Oil and Gas Property and (B) that has attributable thereto a Title Defect Amount of $100,000 or more, measured without taking into account materiality or similar standards in the definition of Permitted Encumbrances.  Notwithstanding any other provision in this Agreement to the contrary, the following matters shall not constitute, and shall not be asserted as, a Title Defect:  (1) defects or irregularities arising out of lack of corporate authorization or variation in corporate or entity name; (2) defects or irregularities that have been cured or remedied by the applicable statutes of limitation or statutes for prescription; (3) defects or irregularities in the chain of title consisting of the failure to recite marital status in documents or omissions of heirship proceedings; (4) minor defects or irregularities in title outstanding from and after the date that Seller took possession of the Properties which have not delayed or prevented the Company, as applicable, from receiving its Net Revenue Interest share of the proceeds of production and have not caused the Company to bear a share of expenses and costs greater than its Working Interest share from each Lease, unit or Well; (5) gas imbalances (e.g., a situation where the Company or its predecessor in title to an Oil and Gas Property has taken more or less gas from a well than their ownership of the Oil and Gas Properties would entitle it to receive); (6) defects or irregularities in title made the subject of requirements in title opinions which were waived by the operator consistent with normal oil and gas industry practice (e.g., surveys, Taxes, prior unreleased leases or units, or unreleased Liens on non-drill site or non-wellbore tracts or for which no notice of default has been received); (7) defects or irregularities resulting from or related to probate proceedings or the lack thereof which defects or irregularities have been outstanding from and after the date that Seller took possession of the Properties; and (8) defects or irregularities, litigation, or other matters or circumstances, disclosed in Schedule 6.1(a)(iii).

(a)       Notice of Title Defects.  Buyer shall give Seller written notice of any Oil and Gas Property that Buyer alleges in good faith to have a Title Defect (a “Title Defect Notice”) no later than January 18, 2011, at 5:00 p.m., Central Daylight Time (the “Title Defect Notice Date”).  Such notice shall be in writing and shall include the following information: (i) a description of the Title Defect, (ii) the reasonable basis for the Title Defect, (iii) the Allocated Value of the affected Oil and Gas Property, and (iv) the Title Defect Amount and the computations upon which Buyer’s belief is based.  Upon the written request of Seller, Buyer shall promptly make available or deliver to Seller (by electronic mail or otherwise) any reasonable documentation supporting the basis for any Title Defect set forth in a Title Defect Notice.  In determining which portions of an Oil and Gas Property has a Title Defect, it is the intent of the parties to include, to the extent possible, only that portion of the affected Oil and Gas Property (whether a Well, unit or leasehold interest, as applicable) materially and adversely affected by the defect or basis for such Oil and Gas Property being treated as having a Title Defect.  Subject only to the special warranty of title set forth in the conveyances and the limited title warranty set forth in Section 3.16(a), any matters that may otherwise constitute Title Defects, but of which Seller has not been specifically notified by Buyer in accordance with the foregoing by the Title Defect Notice Date, shall be deemed to be waived by Buyer for all purposes.  Upon the receipt of an effective Title Defect Notice from Buyer, Seller shall have the option, in addition to the remedies set forth in Section 6.2, but not the obligation, to attempt to cure such Title Defect at Seller’s sole cost and expense at any time prior to Closing.  The Oil and Gas Property affected by any uncured Title Defect at Closing shall be a “Title Defect Property.”

Purchase and Sale Agreement

(c)       Title Defect Amount.  The amount by which the Allocated Value of an affected Title Defect Property has been reduced by a Title Defect (the “Title Defect Amount”) shall be determined as follows:

(i)       The Title Defect Amount with respect to a Title Defect Property shall be determined by taking into consideration the Allocated Value of the Title Defect Property, the portion of such Title Defect Property subject to such Title Defect, and the legal effect of such Title Defect on the Property; provided, however, that:  (A) if such Title Defect is in the nature of the Company’s Net Revenue Interest in an Oil and Gas Property being less than the Net Revenue Interest set forth in Exhibit “A” and there is not a proportionate reduction in the Working Interest set forth for such Oil and Gas Property in Exhibit “A”, then the Title Defect Amount shall be equal to the Allocated Value for such Oil and Gas Property multiplied by a fraction, the numerator of which is the reduction in such Net Revenue Interest as a result of such Title Defect and the denominator of which is the Net Revenue Interest specified for such Title Defect Property in Exhibit “A” or (B) if such Title Defect is in the nature of a Lien, then the Title Defect Amount shall equal the amount required to fully discharge such Lien; and

(ii)      If the Title Defect results from any matter not described in Section 6.1(c)(i), the Title Defect Amount shall be an amount equal to the difference between the value of the Title Defect Property with such Title Defect and the value of such Title Defect Property without such Title Defect (taking into account the portion of the Allocated Value of the Title Defect Property).

6.2           Allocated Value.  If an Oil and Gas Property has not been given an Allocated Value, or if the Oil and Gas Property’s Allocated Value is zero, Seller shall be deemed to have Defensible Title to such Oil and Gas Property.

(a)       Purchase Price Adjustment.  With respect to each Title Defect that is not cured prior to Closing, the Purchase Price shall be reduced, subject to the other provisions of this Article VI, by the aggregate Title Defect Amounts with respect to such Title Defect Properties, if any.

(b)       Title Defect Threshold.  Notwithstanding anything to the contrary contained in this Agreement, no adjustment of the Purchase Price shall be made for Title Defects unless the aggregate of the Title Defect Amounts, as determined in accordance with this Agreement, equals or exceeds $300,000 (the “Title Defect Threshold”), in which event the Purchase Price shall be adjusted downward in accordance with Section 2.3(b) by the amount by which such aggregate Title Defect Amounts exceed the Title Defect Threshold.

(c)       Disputes.  Prior to Closing, Seller and Buyer shall negotiate in good faith to agree on the existence or non-existence of all alleged Title Defects, and the associated Title Defect Amounts, if any.   If Seller and Buyer are unable to reach an agreement prior to the Closing as to whether each alleged Title Defect exists, or if, having agreed as to the existence of a particular Title Defect, Seller and Buyer are unable to reach an agreement prior to Closing on any Title Defect Amount attributable to a Title Defect (whether through negotiation or the dispute resolutions methods set forth in Section 7.7), then the transactions contemplated hereby shall close as provided herein and the Purchase Price shall not be adjusted at Closing pursuant to Section 2.3(b) for any such disputed Title Defect or associated Title Defect Amount, and upon resolution of such dispute in accordance with Section 2.5, adjustment, if any, shall be made to the Final Purchase Price pursuant to Section 2.5.

Purchase and Sale Agreement

(d)       Exclusive Remedy.  Section 6.2(a) shall be the exclusive right and remedy of Buyer with respect to the Company’s failure to have Defensible Title with respect to any Oil and Gas Property.

(e)       Indemnification.  For the avoidance of doubt, the indemnification provisions set forth in Section 5.3 shall apply to Buyer’s inspection of the Records in connection with any review by Buyer of title matters in connection with this Article VI.

6.3           Casualty Loss.  If, after the date of this Agreement but prior to the Closing, all, or any portion of the Properties are destroyed or damaged by fire, flood, earthquake, storm, theft, vandalism, explosion, blowout, riot, sabotage, accident or other casualty of a similar nature or shall be taken by condemnation or under the right of eminent domain (all of which are herein called “Casualty Loss”), and the aggregate amount of any such Casualty Loss exceeds 5% of the Purchase Price, either Buyer or Seller shall have the right to terminate this Agreement, in which event this Agreement shall terminate.  If the aggregate amount of any such Casualty Loss or taking is less than 5% of the Purchase Price, this Agreement may not be terminated based on such loss or taking.  If any such Casualty Loss as a result of such individual casualty or taking exceeds 2% of the Purchase Price, Buyer may elect on or before the Closing (a) to treat the Casualty Loss as a Title Defect in accordance with this Article VI; or (b) to proceed with the Closing notwithstanding any such destruction or taking (without reduction of the Adjusted Purchase Price) in which case Seller shall, at the Closing, pay to Buyer all sums paid to Seller by third parties by reason of the destruction, damage or taking of such Property and shall assign, transfer and set over unto Buyer all of the right, title and interest of Seller in and to any claims against or unpaid proceeds or other payments from third parties arising out of such destruction or taking, including insurance proceeds.  Prior to the Closing, Seller shall not voluntarily compromise, settle or adjust any amounts payable by reason of any Casualty Loss with respect to any Property during the aforementioned period without first obtaining the written consent of Buyer, which consent may not be unreasonably withheld or delayed.

ARTICLE VII
ENVIRONMENTAL MATTERS

7.1           Environmental Representations.

(a)  Each of  Seller and the Company hereby represents and warrants to Buyer that, except as disclosed in Schedule 7.1:

Purchase and Sale Agreement

(i)       The Seller Parties have made available to Buyer copies of all environmental reports, assessments, studies and compliance audits, and all other documents and correspondence addressing any actual, potential or alleged violation of Environmental Laws or Environmental Liabilities that relate to the Properties that are in the possession or control of any of the Seller Parties or any of their respective Affiliates;

(ii)      Seller Parties have not received any notice of any pending and to the Knowledge of the Seller Parties, there are no threatened claims, demands, actions, notices of noncompliance, administrative proceedings, lawsuits, or investigations or outstanding orders, judgments, or decrees against the Company or relating to the Properties under any Environmental Laws, or claiming any personal injury, property damage, or other harm allegedly resulting from the release of or exposure to any Hazardous Material, or otherwise arising from any violations of Environmental Laws or concerning any Environmental Liabilities, which, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect;

(iii)     None of the Seller Parties and/or their respective Affiliates has received any notice or request for information indicating that it is a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., or any similar Law with respect to any Property or any location where substances may have been disposed from any of the Properties, or any notice of any Governmental Body’s allegation or investigation of any violation of Environmental Law;

(iv)    To the Knowledge of the Seller Parties:  (A) the Company holds all material Permits under Environmental Laws needed to operate the Properties as they are being operated as of the date of this Agreement (the “Environmental Permits”); (B) all such Environmental Permits are in effect; (C) no appeal or any other action is pending to revoke any such Environmental Permit, and (D) the Company has received no notice that it is not in compliance with all terms and conditions of all such Environmental Permits, except where such ineffectiveness, appeal, action to revoke, or noncompliance would not reasonably be expected to result in a Material Adverse Effect;

(v)     The Company has not entered into any agreement that may require it to pay to, reimburse, guarantee, pledge, defend, indemnify or hold harmless any Person from or against any Environmental Liabilities, excluding any such agreement as to which the time period for making any claim against the Company has expired;

(vi)    To the Knowledge of Seller Parties, none of the Oil and Gas Properties operated by the Company have, or based on their operations, are required to have, a permit to operate a treatment, storage or disposal facility pursuant to the federal Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., or Laws that regulate the treatment, storage or disposal of hazardous waste; and

(vii)   To the Knowledge of Seller Parties, none of the Properties have Hazardous Materials present or have had a Release of Hazardous Materials that could give rise to Environmental Liabilities.

Purchase and Sale Agreement

7.2           Environmental Notice.  Buyer shall give Seller written notice (“Environmental Notice”) no later than January 18, 2011 at 5:00 p.m., Central Daylight Time (the “Environmental Breach Notice Date”) of any fact or circumstance that: (i) evidences a breach of any of either Seller Party’s representations and warranties set forth in Section 7.1 or (ii) evidences any breach of the Environmental Laws (an “Environmental Breach”).  Such Environmental Notice shall only be valid and effective, if and only if it satisfies all of the following conditions precedent:

                (a)       If an Environmental Breach is discovered by Buyer, an Environmental Notice must be received by Seller as soon as reasonably practical after discovery of the Environmental Breach, but in any event no later than the Environmental Breach Notice Date;

(b)      The Environmental Notice must be based on credible scientific or probative evidence substantiated in good faith by Buyer that establishes that an Environmental Breach exists;

(c)       The evidence referred to in Section 7.2(b) must be fully described and substantiated in good faith by Buyer.  If the alleged Environmental Breach relates to the presence of Hazardous Materials, then such evidence must include sampling results sufficient to demonstrate the presence of such Hazardous Materials.  Complete copies of all reports, tests, photographs, and other evidence supporting the position that an Environmental Breach has occurred must also be enclosed;

(d)       The Environmental Notice must reasonably describe the action, remediation and/or restoration required to remedy the Environmental Breach, or the damages claimed and likely to be recovered by a third party, each as recommended or estimated in good faith by Buyer;

(e)       The Environmental Notice must state Buyer’s good faith estimate of the amount attributable to the Environmental Breach, which estimate shall be reasonably based on the credible scientific or probative evidence included in the Environmental Notice under Section 7.2(b) (the “Environmental Defect Value”);

(f)       Such alleged Environmental Breach is such that:

(i)       Prosecution, if instituted, would be reasonably likely to result in a penalty, fine or damage payment on the part of Seller of $100,000 or more.

(ii)      Performance of corrective work in respect of such alleged Environmental Breach required by Environmental Laws would be reasonably likely to result in expenditures of $100,000 or more, net to Seller’s interest in the affected Property.

(g)       Notwithstanding anything to the contrary in this Article VII, no Decommissioning Obligation shall be considered an Environmental Breach.

7.3           Remedy for Environmental Breach.  If Buyer gives a valid Environmental Notice in accordance with Section 7.2, Seller shall prior to the Closing Date elect by delivering to Buyer written notice thereof one of the following remedies with respect to each Environmental Breach that is described in such Environmental Notice, but each such remedy, and the aggregate of all remedies shall be limited in accordance with Section 7.4:

Purchase and Sale Agreement

(a)       Remedy.  Subject to the provisions of Section 7.3(b) and 7.3(c) and the provisions of Section 7.4, if Buyer delivers a valid Environmental Notice to Seller, Seller, at its election, shall have the option of (i) remediating the Environmental Breach to the satisfaction of the appropriate state and federal agencies having jurisdiction; or (ii) reducing the Purchase Price by an amount equal to the Environmental Defect Value attributable to such Environmental Breach; or (iii) agreeing to indemnify Buyer.

(b)       Remediation.  In the event Seller elects the remedy set forth in Section 7.3(a)(i), (i) Seller shall commence the remediation or cure of such Environmental Breach as soon as reasonably practicable and continue diligently thereafter until completion of the cure or remediation of such Environmental Breach and (ii) to the extent Seller has failed to cure or remediate each Environmental Breach that it elected to cure or remediate under this Agreement by Closing, Seller and Buyer shall enter into an access agreement at Closing allowing Seller access to the Properties affected by each such Environmental Breach and containing such other terms and conditions as may be mutually agreed upon by Seller and Buyer.  In the event Seller fails to deliver its election notice to Buyer prior to Closing, then Seller shall be deemed to have elected the remedy set forth in Section 7.3(a)(ii).

(c)       Indemnification.  In the event Seller elects the remedy set forth in Section 7.3(a)(iii), Buyer shall accept the Properties subject to such alleged Environmental Breach and the Closing shall take place without any adjustment of the Purchase Price.  Seller shall indemnify and defend Buyer and the Buyer Indemnified Parties against all claims, demands and liabilities incurred by Buyer with respect to such alleged Environmental Breach, up to, but in no event to exceed, the sum of $800,000 (such amount being cumulative for any and all claims of alleged Environmental Breach made by Buyer).  Seller’s obligation to pay up to the aforementioned sum applies only after such Losses exceed $300,000, which $300,000 amount shall be borne and paid by Buyer.  In the event of a claim of an alleged Environmental Breach and a demand for indemnification by Buyer hereunder, Seller reserves the right to jointly negotiate with Buyer and the agency or party, if any, making such claim the right of access to the affected site, the use of temporary storage and resources at such site, to the full extent held by Buyer, and the right to perform assessment, removal and remedial operations for such alleged Environmental Breach, at its cost and risk.

7.4           Limitations on Seller’s Obligations.  Seller’s obligations under this Article VII are limited as follows:

(a)       For each valid Environmental Notice, Seller’s obligations under Section 7.3 shall only arise if the amount of the Environmental Defect Value attributable to an Environmental Breach exceeds $100,000 per “Incident” or condition (the “Environmental Incident Deductible”).  Any Release of the same substance that occurs or reoccurs in the same general area on account of a singular cause or course of conduct shall be considered as a single Incident.

(b)       If the alleged Environmental Breach relates to the presence of Hazardous Materials on, at or under the Oil and Gas Properties, for each valid Environmental Notice, Seller’s obligations shall arise only if corrective actions to remedy the Environmental Breach are required by an Environmental Law or by a Governmental Body, and Seller’s obligations shall be limited to the minimal amount required under the applicable Environmental Law or by the Governmental Body to remedy the Environmental Breach.

Purchase and Sale Agreement

(c)       With respect to any Environmental Breach, Seller’s obligations under this Article VII shall apply only to the extent that the amount of the Environmental Defect Value exceeds the Environmental Incident Deductible.

7.5           Exclusive Remedy. Section 7.3 shall be the exclusive right and remedy of Buyer with respect to any Environmental Breach.  Buyer hereby waives any claims of cost recovery or contribution from the Seller related to the Oil and Gas Properties under any Environmental Laws or any other cause of action.

7.6           Environmental Due Diligence Activities.   For the purposes of this Agreement, Buyer has already or will, to the extent it deems appropriate, conduct all of its environmental due diligence activities with respect to the Oil and Gas Properties prior to the Environmental Breach Notice Date (such period being the “Environmental Due Diligence Period”).  Such due diligence activities shall be conducted in accordance with and subject to the provisions of Section 5.2 and shall be limited to those activities reasonably related to investigating the existence of any Environmental Breach.  During the Environmental Due Diligence Period, Buyer and Seller agree to keep any data or information (including all analysis of such data) relating to Environmental Matters acquired by Buyer or provided by Buyer to Seller under Section 7.2 strictly confidential among Buyer and Seller.

7.7           Dispute Resolution.   The Parties agree to attempt to initially resolve all disputes concerning the occurrence of a Title Defect or an Environmental Breach, and the associated Title Defect Amount or Environmental Defect Value through good faith negotiations.  If the Parties cannot resolve such disputes on or before Closing, the Parties shall, subject to the terms and conditions set forth in this Agreement, close the transactions contemplated hereby and, in such event, agree to submit all such disputes to binding arbitration to be finally determined by an arbitrator mutually agreeable by Seller and Buyer taking into account appropriate factors and employing such independent attorneys and petroleum engineers as the arbitrator deems necessary or as reasonably requested by the Parties.  If Seller and Buyer cannot mutually agree on the selection of an arbitrator after 30 days, the arbitrator shall be selected in accordance with the Commercial Arbitration Rules of the AAA (the “Rules”).  Disputes to be resolved by the arbitrator shall be resolved in accordance with mutually agreed procedures and rules and failing such agreement, in accordance with the Rules.  On or before 30 days after submission of the matter to arbitration, Buyer and Seller shall present their respective positions in writing to the arbitrator, together with such evidence as each party deems appropriate.  The arbitrator shall be instructed to resolve the dispute through a final decision within 30 days after submission of Buyer’s and Seller’s positions to the arbitrator.  The costs incurred in employing the arbitrator shall be borne equally by the Seller and Buyer.  After the arbitrator makes a determination as to the disputes, the arbitrator shall instruct the Parties to implement its decision or to pay monies, as appropriate.  The decision and award of the arbitrator shall be binding upon the Parties as an award under the Federal Arbitration Act and final and nonappealable to the maximum extent permitted by Law, and such decision may be filed in any court of competent jurisdiction and may be enforced by any Party as a final judgment of such court.

Purchase and Sale Agreement

                                ARTICLE VIII
  COVENANTS

8.1           Further Assurances. Each Party agrees that it will not voluntarily undertake any course of action inconsistent with the provisions or intent of this Agreement and will use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper, or advisable under applicable Laws to consummate the transactions contemplated in this Agreement, including cooperating with the other Parties to obtain any consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body required of or in respect of the Company in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

8.2           Operation of the Business.     Except as expressly consented to in writing by Buyer, from and after the date of this Agreement and until the Closing, Seller and the Company hereby covenant and agree that:

(a)       the Company shall, and Seller shall cause the Company to, carry on its business and conduct its operations in the Ordinary Course of Business and use its reasonable efforts to maintain, preserve, and protect the assets and goodwill of Company in accordance with past practices;

(b)       the Company shall not, and Seller shall cause the Company to not:

(i)       amend the Organizational Documents of the Company;

(ii)      adopt or propose any change to the Company’s structure or organization, including any splits, combinations, or reclassifications of any Interests or any other securities or equity equivalents in the Company;

(iii)     declare, set aside or pay any dividend or other distribution in respect of any Interests or any other securities or equity equivalents in the Company;

(iv)     repurchase, redeem or otherwise acquire any Interests or any other securities or equity equivalents in the Company or adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization of the Company;

(v)      acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any other Person;

(vi)     acquire, sell, license, lease, transfer, abandon or otherwise dispose of, directly or indirectly, any assets or Properties, except for (A) acquisitions, sales, leases, transfers, abandonments or dispositions of assets or Properties not exceeding $50,000 individually or $250,000 in the aggregate; (B) sales of Hydrocarbons or entering into oil and gas leases in the Ordinary Course of Business; or (C) sales of inventory and excess or obsolete assets in the Ordinary Course of Business or personal property in the Ordinary Course of Business that is either replaced by equivalent property or normally consumed in the operation of the business of the Company;

Purchase and Sale Agreement

(vii)    (vii) amend any Tax Return or settle or compromise any material federal, state, local, or foreign Tax liability or enter into any agreement or preliminary settlement with any Governmental Body concerning material Taxes; make or revoke any Tax election except elections consistent with past practices and which are required to be made in connection with Tax Returns filed for any tax period ending prior to the Closing Date; file with, or provide to, any Governmental Body any waiver extending the statutory period for assessment or reassessment of Taxes or any other waiver of restrictions on assessment or collection of any Taxes;

(viii)   issue sell, or deliver or commit to issue, sell or deliver (in each case, whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase, or otherwise) any additional Interests or any other securities or equity equivalents in the Company, or amend in any respect any of the terms of any Interests or other security of the Company outstanding as of the date of this Agreement;

(ix)     create, incur, guarantee, or assume any Indebtedness or otherwise become liable or responsible for the obligations of any other Person;

(x)      make any loans, advances, or capital contributions to, or investments in, any other Person, including any officer, director, employee or owner of Interests;

(xi)     pledge or otherwise encumber the Interests or other equity securities of the Company; or mortgage or pledge any Company assets, tangible or intangible, or create or suffer to exist any Lien thereupon (except for customary Liens contained in or arising under joint operating (or similar) agreements binding on the Company with respect to amounts not yet due or not yet delinquent and except for statutory Liens for amounts not yet due or not yet delinquent);

(xii)    (A) enter into, adopt, or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase, pension, retirement, deferred compensation, incentive compensation, employment, or other employee benefit agreement, trust, plan, fund, or other arrangement for the benefit or welfare of any director, officer, or employee, including any company benefit plan; (B) increase in any manner the compensation or fringe benefits of any director, officer, or employee, other than increases in the Ordinary Course of Business; (C) pay to any director, officer, or employee any benefit not required by any company benefit plan or employee benefit agreement, trust, plan, fund, or other arrangement as in effect on the date hereof; or (D) fail to make any required contribution to any company benefit plan;

(xiii)   (A) waive or release any material claim or right of value or cancel any debt or claim held by it or (B) enter into any settlement in an amount greater than $50,000;

(xiv)   pay, discharge or satisfy any material claims, liabilities, obligations or Indebtedness (whether accrued, absolute, contingent, unliquidated or otherwise, and whether asserted or unasserted), other than payment, discharge or satisfaction in the Ordinary Course of Business;

Purchase and Sale Agreement

(xv)    change any of the financial or Tax accounting principles or practices used by it;

(xvi)   (A) make or agree to make any capital expenditure, or (B) incur or agree to incur any liability (absolute or contingent) or obligation under any contract or commitment requiring performance or payment by the Company involving amounts, in each case, which individually is in excess of $50,000 or in the aggregate is in excess of $100,000;

(xvii)  enter into any Contract that would be required to be disclosed in Schedule 3.15, or any Hedges, or amend, modify or change in any material respect, or waive any material right under, any existing Contract; or

(xviii) authorize or propose, or agree in writing or otherwise to take, any of the actions described in this Section 8.2.

8.3           Books and Records.  At or promptly after Closing, Seller shall cause the Company to deliver to Buyer all records of the Company that are in the possession, custody or control of Seller, including minute books and other corporate books and records and accounts, policies of insurance, real property, equipment, materials and service contracts, Permits and Leases, and all regulatory, environmental, tariff, financial, audit, and tax data, records, reports, returns, filings, notices, correspondence, memoranda, and other information (in physical or digital form), as they are available to Seller, including all documents supporting such reports, returns, filings, correspondence and memoranda.  Buyer will preserve all records so delivered by Seller for a period of three years following the Closing and will allow Seller reasonable access to such records at all reasonable times upon reasonable prior notice for a purpose reasonably related to (a) Seller’s ownership of Interests before the Closing, (ii) any inquiry by any Tax authority, or (iii) the performance by Seller of its obligations, and the enforcement by Seller of its rights hereunder.

8.4           Affiliation.  Each of Seller and Buyer agrees that it will not at any time hold itself out as having any affiliation with the other Party, any of its Affiliates or the prior management team of the Company.

8.5           Confidentiality.

(a)       Buyer agrees that all Seller Confidential Information shall be kept confidential by Buyer prior to the Closing as required by this Section 8.5(a); provided, however, that (i) any of such Seller Confidential Information may be disclosed to such directors, officers, employees, investors, lenders and authorized representatives (including attorneys, accountants, consultants, bankers and financial advisors) of Buyer (collectively, for purposes of this Section 8.5(a), “Buyer Representatives”) as necessary for the purpose of evaluating the transactions contemplated herein (it being understood that such Buyer Representatives shall be informed by Buyer of the confidential nature of such information and shall be required to treat such information confidentially), (ii) any disclosure of Seller Confidential Information may be made to the extent to which Seller consents in writing, and (iii) Seller Confidential Information may be disclosed by Buyer or any Buyer Representative to the extent that, in the opinion of counsel for Buyer or such Buyer Representative, Buyer or such Buyer Representative is legally compelled to do so, provided that, prior to making such disclosure, Buyer or such Buyer Representative, as the case may be, advises and consults with Seller regarding such disclosure and provided, further, that Buyer or such Buyer Representative, as the case may be, discloses only that portion of the Seller Confidential Information as is legally required.  Buyer agrees that none of the Seller Confidential Information will be used for any purpose other than in connection with the transactions contemplated herein.  The term “Seller Confidential Information,” as used herein, means all information obtained by or on behalf of Buyer from the Company pursuant to Section 5.1 or Section 5.2 and all similar information obtained from Seller or the Company by or on behalf of Buyer prior to the date of this Agreement, other than information that (i) was or becomes generally available to the public other than as a result of disclosure by Buyer or any Buyer Representative, (ii) was or becomes available to Buyer on a non-confidential basis prior to disclosure to Buyer by Seller or the Company or their respective representatives, or (iii) was or becomes available to Buyer from a source other than Seller or the Company and their respective representatives, provided that such source is not known by Buyer to be bound by a confidentiality agreement with Seller or the Company.  If this Agreement is terminated, Buyer shall promptly return or destroy, and shall use its reasonable best efforts to cause all Buyer Representatives to promptly return or destroy, all Seller Confidential Information to Seller or the Company without retaining any copies thereof.

Purchase and Sale Agreement

(b)       Seller agrees that all Buyer Confidential Information shall be kept confidential by Seller after the Closing as required by this Section 8.5(b); provided, however, that (i) any disclosure of Buyer Confidential Information may be made to the extent to which Buyer consents in writing and (ii) Buyer Confidential Information may be disclosed by Seller or any of its directors, officers, employees, investors, lenders and authorized representatives (including attorneys, accountants, consultants, bankers and financial advisors) (collectively, for purposes of this Section 8.5(b), “Seller Representatives”) to the extent that, in the opinion of counsel for Seller or such Seller Representative, Seller or such Seller Representative is legally compelled to do so, provided that, prior to making such disclosure, Seller or such Seller Representative, as the case may be, advises and consults with the Buyer regarding such disclosure and provided, further, that Seller or such Seller Representative, as the case may be, discloses only that portion of the Buyer Confidential Information as is legally required.  The term “Buyer Confidential Information,” as used herein, means all information regarding the Company or obtained from Buyer or the Company, including while the Company was owned by, or a borrower from, Seller, other than information that (i) was or becomes generally available to the public other than as a result of disclosure by Seller or any Seller Representative, (ii) was or becomes available to Seller on a non-confidential basis prior to disclosure to Seller by Buyer, the Company, or their respective representatives, or (iii) was or becomes available to Seller from a source other than Buyer, the Company, and their respective representatives, provided that such source is not known by Seller to be bound by a confidentiality agreement with Buyer or the Company.

8.6   Exclusivity. (a)  Upon execution of this Agreement by all the parties hereto, Seller shall not (and Seller will not cause or permit the Company to) directly or indirectly through any director, officer, employee, agent, representative or otherwise (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any voting securities or any substantial portion of the assets of the Company or any equity interest in Seller (including any acquisition structured as a merger, consolidation, or share exchange), or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing.  Seller will notify Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

Purchase and Sale Agreement

8.7   Public Announcements. Neither Buyer, on the one hand, nor the Seller, on the other hand, shall, or, in the case of Seller, permit the Company to, directly or indirectly, issue any press release, have any communication with the press (whether or not for attribution), make any statement to the public generally with respect to this Agreement or the transactions contemplated herein without the prior written consent of both Buyer and Seller (which consent shall not be unreasonably withheld or delayed); provided, however, that either Buyer or Seller may make any public disclosure that, as reasonably determined by counsel, is required by applicable Law (in which case the disclosing Party shall use all reasonable best efforts to advise the other Party, and give the other Party an opportunity to comment on the proposed disclosure, prior to making the disclosure).  Notwithstanding the foregoing, Buyer shall be permitted in the context of public or private financing to disclose the details of and information regarding this Agreement and/or the transactions contemplated herein to securities regulators and stock exchanges, its advisers (including underwriters and their counsel), financial institutions (including lenders), potential investors and the investing public, whether by way of prospectus, information memorandum, filing with securities regulatory authorities or otherwise.

8.8   Filing of Tax Returns.

(a)       The Company shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company that are required to be filed on or prior to the Closing Date (taking into account, for these purposes, any extension of the time to file any such Tax Return), including any amended Tax Returns required for such periods.  Unless otherwise required by applicable Law, every material position taken on such Tax Returns shall be reasonably consistent with the methodology and elections employed by the Company in prior years. The Company shall provide Buyer with copies of any Tax Returns described in the preceding sentence that have not been provided to Buyer prior to the date hereof.

Purchase and Sale Agreement

(b)       Seller shall prepare or cause to be prepared and Buyer shall file or cause to be filed all Tax Returns for the Company for all Tax periods ending on or prior to the Closing Date that are required to be filed after the Closing Date.  Unless otherwise required by applicable Law, every material position taken on such Tax Returns shall be reasonably consistent with the methodology and elections employed by the Company in prior years. Seller shall permit Buyer to review and comment on each such Tax Return described in the preceding sentence prior to filing as provided herein.  Not less than 30 days before the earlier of the due date of any such Tax Return or the date on which such Tax Returns are to be filed, Seller shall furnish a draft of such Tax Return (as proposed to be filed) to Buyer for its review. Not less than 20 days before the earlier of the due date of such Tax Return or the date on which such Tax Return is to be filed, Buyer shall forward to Seller any comments it may have relating to such Tax Return, and Buyer and Seller agree to resolve in good faith any disputes regarding such Tax Return.  Not less than 15 days before a payment is due with respect to such Tax Return (or extension request), Seller shall forward to Buyer a schedule indicating the amount of Tax due with respect to the Tax Return (or extension request).  Not less than five days before the earlier of the due date of such Tax Return (or extension request) or the date on which such Tax Return (or extension request) is to be filed, Seller shall forward to Buyer the Tax Return (or extension request) to be filed.  Any dispute regarding such Tax Returns that cannot be resolved by negotiation between Buyer and Seller  shall be resolved by the Independent Accounting Firm; provided, that, in resolving a dispute with respect to a Tax Return, the Independent Accounting Firm shall be bound by the requirement that the Tax Return be prepared in a manner consistent with past reporting practices of the Company unless otherwise required in accordance with applicable Law (it being understood that a position taken on a Tax Return is in accordance with applicable Law if there is at least a reasonable basis for such position).  The fees and expenses of the Independent Accounting Firm (a) shall be borne by Seller in the proportion that the aggregate dollar amount of such disputed items so submitted that are successfully disputed by Buyer (as finally determined by the Independent Accounting Firm) bears to the aggregate dollar amount of such items so submitted and (b) shall be borne by Buyer in the proportion that the aggregate dollar amount of such disputed items so submitted that are unsuccessfully disputed by Buyer (as finally determined by the Independent Accounting Firm) bears to the aggregate dollar amount of such items so submitted. Buyer and Seller shall make available to the Independent Accounting Firm and to each other all relevant books and records and working papers relating to the Tax Return under dispute and all other items reasonably requested by the Independent Accounting Firm.  If any dispute with respect to a Tax Return is not resolved prior to the due date of such Tax Return, such Tax Return shall be filed in the manner in which the Party responsible for filing such Tax Return deems correct and the Tax shown as due on such Tax Return shall be paid in accordance with this, and if the dispute is subsequently resolved by the Independent Accounting Firm in a manner that differs from the manner in which the Tax Return was filed, Buyer shall cause the Company to promptly file an amended Tax Return in a manner consistent with the resolution of the dispute, and any Tax refund or Tax credit shall be paid to Seller. Seller shall reimburse Buyer for any Taxes of the Company with respect to such periods within 15 days after payment by Buyer or the Company of such Taxes to the extent such Taxes are not reflected in the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the Interim Balance Sheet (or in any notes thereto).

Purchase and Sale Agreement

(c)       Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for Tax periods which begin before the Closing Date and end after the Closing Date.  Unless otherwise required by applicable Law, every material position taken on such Tax Returns shall be reasonably consistent with the methodology and elections employed by the Company in prior years.  Buyer shall permit Seller to review and comment on each such Tax Return described in the first sentence of this clause (c) prior to filing as provided herein.  Not less than 30 days before the earlier of the due date of any such Tax Return or the date on which such Tax Returns are to be filed, Buyer shall furnish a draft of such Tax Return (as proposed to be filed) to Seller for its review.  Not less than 20 days before the earlier of the due date of such Tax Return or the date on which such Tax Return is to be filed, Seller shall forward to Buyer any comments it may have relating to such Tax Return, and Buyer and Seller agree to resolve in good faith any disputes regarding such Tax Return.  Not less than five days before the earlier of the due date of such Tax Return or the date on which such Tax Return is to be filed, Buyer shall forward to Seller the Tax Return to be filed.  Any dispute regarding such Tax Returns that cannot be resolved by negotiation between Buyer and Seller shall be resolved by the Independent Accounting Firm; provided, that, in resolving a dispute with respect to a Tax Return, the Independent Accounting Firm shall be bound by the requirement that the Tax Return be prepared in a manner consistent with past reporting practices of the Company unless otherwise required by applicable Law (it being understood that a position is in accordance with applicable Law if there is at least a reasonable basis for such position).  The fees and expenses of the Independent Accounting Firm (a) shall be borne by Seller in the proportion that the aggregate dollar amount of such disputed items so submitted that are unsuccessfully disputed by Seller (as finally determined by the Independent Accounting Firm) bears to the aggregate dollar amount of such items so submitted and (b) shall be borne by Buyer in the proportion that the aggregate dollar amount of such disputed items so submitted that are successfully disputed by Seller (as finally determined by the Independent Accounting Firm) bears to the aggregate dollar amount of such items so submitted.  Buyer and Seller shall make available to the Independent Accounting Firm and to each other all relevant books and records and working papers relating to the Tax Return under dispute and all other items reasonably requested by the Independent Accounting Firm.  If any dispute with respect to a Tax Return is not resolved prior to the due date of such Tax Return, such Tax Return shall be filed in the manner in which the Party responsible for filing such Tax Return deems correct and the Tax shown as due on such Tax Return shall be paid in accordance with this Section, and if the dispute is subsequently resolved by the Independent Accounting Firm in a manner that differs from the manner in which the Tax Return was filed, Buyer shall cause the Company to promptly file an amended Tax Return in a manner consistent with the resolution of the dispute, and any Tax refund or Tax credit that relates to the portion of the Tax period covered by the Tax Return shall be paid to Seller.  Seller shall pay to Buyer within 15 days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date to the extent such Taxes are not reflected in the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Interim Balance Sheet (or in any notes thereto). For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (y) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date. Any credits relating to a Taxable period that begins before and ends after the Closing Date shall be allocated to the period before the Closing Date and the period after the Closing Date on a closing of the books method, except that credits shall not be allocated to the period before the Closing Date to the extent such credit is reflected on the Final Settlement Statement, and any refunds (or portions thereof) relating to the Taxable period ended on or prior to the Closing Date shall be promptly paid to Seller.  All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company.  Should Buyer take a purely elective tax position in a Tax Return of the Company that relates solely to periods after the Closing Date in which Buyer adopts a purely elective filing position different or otherwise inconsistent with that taken with respect to periods prior to, or inclusive of periods prior to, the Closing Date and such position directly results in a requirement that the Company or its Affiliates must amend prior tax returns or become liable for additional Taxes with respect to pre-Closing periods arising from such position, Seller shall not bear any responsibility for such additional Taxes.

Purchase and Sale Agreement

(d)       Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section 8.8 and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and Seller agree to (i) retain all books and records with respect to Tax matters pertinent to the Company relating to any Taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective Taxable periods, and to abide by all record retention agreements entered into with any Taxing authority, and (ii) give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, the Company or Seller, as the case may be, shall allow the other Party to take possession of such books and records.  In addition, Buyer and Seller will, to the maximum extent allowed by applicable Law, elect with the relevant Taxing authorities to treat the portion any Tax periods described in Section 8.8(c) that begins before the Closing Date as a short Taxable period that ends on the Closing Date.

(e)       Buyer and Seller further agree, upon request, to use their reasonable best efforts (including those actions described in Section 8.8(f)) to obtain any certificate or other document from any Governmental Body or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

(f)       All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by Buyer when due, and Seller and Buyer shall cooperate in filing all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, the other Party shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.  The expense of such filings shall be paid by Buyer.

8.9   Operatorship. Upon Closing, the Company will continue to be designated as operator of record for all of the Wells currently operated by the Company to the extent permitted by any applicable joint operating agreement.  At Closing, if requested by the Buyer, the Company and Seller will enter into a Contract Operating Agreement upon mutually agreeable terms, including payment by Company to Seller of an operating fee in the amount of $15,000.00 per month, pursuant to which Seller will, among other things, handle the accounting for the Company and allow Hydrocarbons produced by the Wells to be gathered, delivered, processed and sold at Seller’s facilities for a period not to exceed 60 days, unless sooner terminated by Buyer.

Purchase and Sale Agreement

ARTICLE IX
CONDITIONS TO CLOSING

9.1   Conditions to Obligations of Seller.  The obligations of the Seller Parties to consummate the transactions contemplated in this Agreement shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

(a)       Each of the representations and warranties of Buyer contained in Article IV shall be true and correct in all material respects (other than those representations and warranties of Buyer that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) as of the date made and (having been deemed to have been made again on and as of the Closing Date in the same language) on and as of the Closing Date, except (i) to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such specified date or (ii) any such inaccuracies or breaches which, in the aggregate, have not had or could not reasonably be expected to have a Material Adverse Effect.

(b)       Buyer shall have performed and complied in all material respects with each of the covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)       The Seller Parties shall have received a certificate executed by a duly authorized officer of Buyer dated the Closing Date, representing and certifying that the conditions set forth in Section 9.1(a) and Section 9.1(b) with respect to Buyer have been satisfied.

(d)       No Order shall have been entered and be in effect by any Governmental Body of competent jurisdiction, and no statute, rule, regulation or other requirement shall have been promulgated or enacted and be in effect, that on a temporary or permanent basis restrains, enjoins or invalidates the transactions contemplated herein.

(e)       The Seller and the Company shall have entered, concurrently with the transfer of Aggie Junction from Company to Seller or its designee, a production handling agreement.

9.2   Conditions to Obligations of Buyer.  The obligations of Buyer to consummate the transactions contemplated in this Agreement shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

(a)       Each of the representations and warranties of the Seller Parties contained in Article III and Article VII shall be true and correct in all material respects (other than those representations and warranties of the Seller Parties that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) as of the date made and (having been deemed to have been made again on and as of the Closing Date in the same language) on and as of the Closing Date, except (i) to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such specified date or (ii) any such inaccuracies or breaches which have been remedied in accordance with Section 7.3 or, (iii) in the aggregate, have not had or could not reasonably be expected to have a Material Adverse Effect.

Purchase and Sale Agreement

(b)       Each of the Seller Parties shall have performed and complied in all material respects with each of the covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)       Buyer shall have received certificate executed by a duly authorized officer of each Seller Party dated the Closing Date, representing and certifying that the conditions described in Section 9.2(a) and Section 9.2(b) have been satisfied.

(d)       No Order shall have been entered and be in effect by any Governmental Body of competent jurisdiction, and no statute, rule, regulation or other requirement shall have been promulgated or enacted and be in effect, that on a temporary or permanent basis restrains, enjoins or invalidates the transactions contemplated herein.

(e)       Buyer shall have received a reserve report from an independent third party engineering firm, acceptable to Buyer, supporting the values of the Oil and Gas Properties contained in Seller’s Records.

(f)        Buyer shall have received audited financial statements of the Company as of the Effective Date prepared by an independent auditor acceptable to Buyer.

(g)       Buyer shall have entered into a credit agreement with a third party lender in form and substance reasonably acceptable to Buyer and/or raised new capital in an aggregate amount at least equal to the Purchase Price.

(h)       Buyer shall have received certified copies of the resolutions duly adopted by each of Seller’s and the Company’s board of managers or other governing body, as applicable, authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby.

(i)        The Tangible Personal Property shall have been transferred to the Company from Seller pursuant to an assignment(s) in form and substance reasonably acceptable to Buyer.

(j)        The Excluded Property shall have been transferred from the Company pursuant to an assignment in form and substance reasonably acceptable to Buyer.

(k)       Buyer shall have received a certificate of non-foreign status in form, date and content reasonably acceptable to Buyer, executed and delivered by the Company pursuant to Section 1445 of the Code and the Treasury Regulations promulgated thereunder.

(l)        Buyer shall have received a certificate of existence and good standing of the Company from the Secretary of State of the State of Texas.

(m)      Buyer shall have received the written resignation of each of the Company’s managers and officers, such resignation to be effective immediately upon the consummation of the transactions contemplated in this Agreement, in form and substance reasonably acceptable to Buyer.

Purchase and Sale Agreement

(n)       Buyer shall have received evidence of a right to prior notice of and a ten day right to match all of the terms of any offer if Seller  decides, within two years after the Effective Date, to sell properties known as Atkinson Island and Cedar Point and all assets related thereto.

(o)       Buyer shall have received the membership interest certificate(s) representing 100% of the issued and outstanding membership interest of Company duly endorsed over to the Buyer.

ARTICLE X
INDEMNIFICATION

10.1     Survival of Obligations.

(a)       The representations, warranties and covenants of the Parties contained in this Agreement shall survive the Closing and claims may be asserted with respect thereto to the extent and only to the extent permitted by this Article X.  Subject to the other limitations and procedures of this Article X, the liability of the Seller Parties under the representations and warranties of the Seller Parties contained in Section 3.16(a) and Article VII shall terminate at Closing, except for any indemnification obligations arising under Section 7.3(c); (ii) the liability of the Seller Parties under the representations and warranties of the Seller Parties contained in Article III (other than Section 3.16(a)) shall survive until the eighteen-month anniversary of the Closing Date, except that (A) the liability of the Seller Parties under the representations and warranties of the Seller Parties contained in  Section 3.1, Section 3.2, Section 3.5, Section 3.8, Section 3.9 and Section 3.10 shall survive indefinitely, and (B) the liability of the Seller Parties under the representation and warranty of the Seller Parties contained in Section 3.13 shall survive the Closing Date until the end of the applicable statute of limitations period and (ii) the liability of Buyer under the representations and warranties of Buyer contained in Section 4.2, Section 4.3, Section 4.7 and Section 4.10 shall survive the Closing Date until the end of the applicable statute of limitations period.  All of the covenants or other agreements of the Parties contained in this Agreement shall survive until fully performed or fulfilled, unless and to the extent only that non-compliance with such covenants or agreements is waived in writing by the Party entitled to such performance.  The period, if any, for which a representation, warranty and covenant survives is herein called the “Survival Period.”  From and after the expiration of a Survival Period, a Party shall be liable with respect to any representation or warranty or covenant to which such Survival Period relates only as to which notice has been received in accordance with Section 13.5.

(b)       No Party shall have any indemnification obligation pursuant to this Article X or otherwise in respect of any representation, warranty or covenant unless it shall have received from the Party seeking indemnification written notice of the existence of the claim for or in respect of which indemnification in respect of such representation, warranty or covenant is being sought on or before the expiration of the Survival Period with respect to such representation, warranty or covenant.  Such notice shall set forth with reasonable specificity (i) the basis under this Agreement, and the facts that otherwise form the basis of such claim, (ii) the estimate of the amount of such claim (which estimate shall not be conclusive of the final amount of such claim) and an explanation of the calculation of such estimate, including a statement of any significant assumptions employed therein, and (iii) the date on and manner in which the Party delivering such notice became aware of the existence of such claim.

Purchase and Sale Agreement

10.2     Indemnification by Seller.

(a)       In addition to the indemnification obligations of Seller under Section 7.3(c) and subject in all respects to the terms and conditions of this Article X (including, without limitation, the Survival Period limitations contained in Section 10.1(a)), Seller shall indemnify, defend and hold harmless, to the fullest extent permitted under applicable Law, each of Buyer, the Company, its Affiliates and its and their respective successors and permitted assigns and all of their respective directors, managers, officers, employees, stockholders, members, partners, agents, attorneys and representatives (collectively, the “Buyer Indemnified Parties”) from and against any and all losses, liabilities, claims, demands, judgments, damages (excluding incidental and consequential damages), fines, settlements, penalties, suits, actions, costs and expenses (including reasonable attorneys’ fees and expenses) (individually and collectively, “Losses”) asserted against, resulting to, imposed upon, or incurred by Buyer, directly or indirectly, by reason of or resulting from (a) the failure of any surviving representations and warranties of the Company or Seller contained in Article III or any certificate delivered by Seller or the Company at Closing to have been true and correct when made or as of the Closing Date (except for such representations and warranties that are made as of a specified date, in which case the failure of such representations and warranties to be true and correct as of such date); or (b) any breach of any covenant or agreement of Seller or the Company contained in this Agreement (other than the breach of any of such obligations of the Company that occurs after the Closing Date).

(b)       Seller shall cooperate, and cause its Affiliates to cooperate, with any Buyer Indemnified Party in the defense of any claim for Losses pursuant to Section 10.2(a) and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(c)       Seller shall defend, indemnify and hold Buyer Indemnified Parties harmless from any and all claims that may arise pursuant to Section 9(g)(iii) of that certain Purchase and Sale Agreement dated effective as of April 13, 2009, between Tekoil & Gas Gulf Coast, LLC, as Seller, and ERG Resources, L.L.C., as Buyer, involving J. Aron & Company and/or Goldman, Sachs & Co.

(d)       Seller shall defend, indemnify and hold Buyer Indemnified Parties harmless from any and all claims that may arise out of or relate to the following litigation:

 Galveston Bay Energy, L.L.C. v. Davis Petroleum Corp.; Cause No. 2010-33287; In the 165th Judicial District Court of Harris County, Texas..

10.3     Indemnification by Buyer.  In addition to the indemnification obligations of Buyer under Sections 4.10 and 5.3 and without limitation thereof and subject to the terms and conditions of this Article X, from and after the Closing, Buyer shall indemnify, defend and hold harmless, to the fullest extent permitted under applicable Law, Seller and its Affiliates and its and their respective successors and permitted assigns and all of their respective directors, managers, officers, employees, stockholders, members, partners, agents, attorneys and representatives (collectively, the “Seller Indemnified Parties”) from any and all Losses, whether relating to periods prior to or after the Effective Date, in any way arising out of, related to, or connected with any of the following:

Purchase and Sale Agreement

(a)       the failure of any of the representations and warranties of the Company or Seller contained in Article IV or any certificate delivered by Buyer at Closing to have been true and correct when made or as of the Closing Date (except for such representations and warranties that are made as of a specified date, in which case the failure of such representations and warranties to be true and correct as of such date);;

(b)       the Company;

(c)       all Buyer's or Seller's ownership, operations or activities of or related to the Company, the Properties and the Contracts and agreements pertaining thereto;

(d)       Any of the obligations, responsibilities or liabilities of the Company, including Decommissioning Obligations and compliance with all laws, orders, rules and regulations concerning all conditions, discovered, discoverable, hidden, known or unknown;

(e)       Any of the obligations, responsibilities or liabilities of the Company under the Contracts;

(f)       Buyer’s indemnity does not include the matters for which Seller agrees to indemnify Buyer pursuant to Section 10.1.

(g)       ny breach of any covenant or agreement of Buyer contained in this Agreement (other than the breach of any of such obligations of the Company that occurs before the Closing Date).

10.4     Limits on Indemnification.

(a)       Notwithstanding anything to the contrary contained in this Agreement, the maximum aggregate amount for which Seller may be liable for indemnification under Section 10.2(a) is the Purchase Price.

(b)      The indemnification obligations of the Parties pursuant to this Article X shall be limited to actual Losses and shall not include incidental, consequential, indirect, punitive, or exemplary damages, provided that any incidental, consequential, indirect, punitive, or exemplary damages recovered by a third party (including a Governmental Body, but excluding any Affiliate of any Party) against a Party entitled to indemnity pursuant to this Article X shall be included in the damages recoverable under such indemnity. Indirect or consequential loss, including all of the following:

(i)       Loss of production, including production of petroleum or petroleum products.

Purchase and Sale Agreement

(ii)      Loss of prospective economic advantage or benefit.

(iii)     Loss of business opportunity.

(iv)     Punitive or exemplary damages.

(v)  Lost profits.

10.5         Indemnification Procedures.

(a)       In the event that any Legal Proceedings shall be instituted or any claim or demand for which a party (an “Indemnifying Party”) would be liable to the other party under Section 10.2 or Section 10.3 (an “Indemnified Party”) is asserted against or sought to be collected from an Indemnified Party by a third party (an “Indemnification Claim”), the Indemnified Party shall with reasonable promptness notify the Indemnifying Party of such claim or demand, but the failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Article X, except to the extent the Indemnifying Party demonstrates that the defense of such claim or demand is materially prejudiced thereby.

(b)      Subject to the provisions of this Section 10.5, the Indemnifying Party shall have the right, at its sole expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the Indemnified Party, and to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against by it hereunder; provided, that the Indemnifying Party shall have acknowledged in writing to the Indemnified Party its unqualified obligation to indemnify the Indemnified Party as provided hereunder.  If the Indemnifying Party elects to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against by it hereunder, it shall within five days of the Indemnified Party’s written notice of the assertion of such Indemnification Claim (or sooner, if the nature of the Indemnification Claim so requires) notify the Indemnified Party of its intent to do so; provided, that the Indemnifying Party must conduct the defense of the Indemnification Claim actively and diligently thereafter in order to preserve its rights in this regard.  If the Indemnifying Party elects not to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against hereunder, fails to notify the Indemnified Party of its election as herein provided or contests its obligation to indemnify the Indemnified Party for such Losses under this Agreement, the Indemnified Party may defend against, negotiate, settle or otherwise deal with such Indemnification Claim.  If the Indemnified Party defends any Indemnification Claim, then the Indemnifying Party shall reimburse the Indemnified Party for the all of the costs and expenses related to defending such Indemnification Claim upon submission of period bills.  If the Indemnifying Party shall assume the defense of any Indemnification Claim, the Indemnified Party may participate, at his or its own expense, in the defense of such Indemnification Claim; provided, however, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if (i) so requested by the Indemnifying Party to participate or (ii) in the reasonable opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable.  The Parties agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Indemnification Claim.  Notwithstanding anything in this Section 10.5 to the contrary, neither the Indemnifying Party nor the Indemnified Party shall, without the written consent of the other party, settle or compromise any Indemnification Claim or permit a default or consent to entry of any judgment unless the claimant and such party provide to such other party an unqualified release from all liability in respect of the Indemnification Claim.

Purchase and Sale Agreement

(c)      After any final decision, judgment or award shall have been rendered by a Governmental Body of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the Indemnified Party and the Indemnifying Party shall have arrived at a mutually binding agreement with respect to an Indemnification Claim hereunder, the Indemnified Party shall forward to the Indemnifying Party notice of any sums due and owing by the Indemnifying Party pursuant to this Agreement with respect to such matter and the Indemnifying Party shall pay all of such remaining sums so due and owing to the Indemnified Party in immediately available funds within five Business Days after the date of such notice.

 (d)      IT IS THE EXPRESS INTENTION OF THE PARTIES THAT EACH PARTY TO BE INDEMNIFIED PURSUANT TO THIS ARTICLE X SHALL BE INDEMNIFIED AND HELD HARMLESS FROM AND AGAINST ALL LOSSES AS TO WHICH INDEMNITY IS PROVIDED FOR UNDER THIS ARTICLE X, NOTWITHSTANDING ANY SUCH LOSSES ARISING OUT OF OR RESULTING FROM THE ORDINARY, STRICT, SOLE, OR CONTRIBUTORY NEGLIGENCE OF SUCH PARTY AND REGARDLESS OF WHETHER ANY OTHER PARTY (INCLUDING THE OTHER PARTIES) IS OR IS NOT ALSO NEGLIGENT.  THE PARTIES ACKNOWLEDGE THAT THE FOREGOING COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

ARTICLE XI
CLOSING

11.1         Closing.  Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated herein (the “Closing”) shall take place at Seller’s office, 600 Travis, Suite 7050, Houston, Texas, at 10:00 a.m., local time, on the earlier of the third Business Day following the satisfaction or waiver of the conditions to Closing in Article IX (other than those cond itions that by their nature are to be satisfied at Closing, but subject to satisfaction or waiver of those conditions at that time) but in no event later than January 26, 2011, or at such other place, date and time as Seller and Buyer may agree in writing.  The date on which the Closing is required to take place is herein referred to as the “Closing Date.”  All Closing transactions shall be deemed to have occurred simultaneously.

11.2         Closing Deliveries by Seller.  Subject to the terms and conditions set forth in this Agreement, on the Closing Date, Seller shall deliver or shall cause to be delivered to Buyer:

(a)       An assignment of the Interests together with any certificates representing the Interests, duly endorsed (or accompanied by duly executed stock powers);

Purchase and Sale Agreement

(b)       Evidence satisfactory to Buyer that all of the Indebtedness has been repaid and  all Liens on the Interests or Properties securing Indebtedness (other than Permitted Encumbrances) shall be released upon the payment of the Indebtedness in full on terms and conditions reasonably acceptable to Seller, Buyer and the holders of such Liens; and

                (c)       The other certificates, documents and agreements as required by Section 9.1.

11.3         Closing Deliveries by Buyer.  Subject to the terms and conditions set forth in this Agreement, on the Closing Date, Buyer shall deliver or shall cause to be delivered to Seller:

(a)       An amount equal to the Adjusted Purchase Price by completed wire transfer, in immediately available funds, to the account below or as directed in writing by Seller in the Initial Closing Statement:

CitiBank, Dallas
8401 N. Central Expressway
Dallas, TX  75225
ABA#113193532

For the credit of:

ERG Resources, L.L.C.
600 Travis Street, Suite 7050
Houston, TX  77002-3016
Account# 327329244

Please advise:
Frank Kinkead - Controller
Phone #:  713 812-1800;

and

                (b)      The other certificates, documents and agreements as required by Section 9.2.

ARTICLE XII
TERMINATION

12.1         Termination of Agreement.  This Agreement may be terminated and the transactions contemplated herein abandoned at any time prior to the Closing in the following manner:

(a)       by mutual written consent of Buyer and Seller;

(b)       by either Buyer or Seller, if:

Purchase and Sale Agreement

(i)       the Closing does not occur on or before January 26, 2011 (the “Termination Date”) for any reason,; provided, however, that such Termination Date may be extended in writing by mutual agreement of the Parties; or

(ii)      there shall be any statute, rule, or regulation that makes consummation of the transactions contemplated herein illegal or otherwise prohibited or a Governmental Body shall have issued an order, decree, or ruling or taken any other action permanently restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated herein, and such order, decree, ruling, or other action shall have become final and nonappealable;

(c)      by either Buyer or Seller, if the aggregate adjustment to the Purchase Price on account of the Title Defect Amounts and the Environmental Defect Values pursuant to Section 2.3(b) exceeds 10% of the Purchase Price;

(d)      by Seller, if (i) Buyer shall have failed to fulfill in any material respect any of its obligations under this Agreement; or (ii) any of the representations and warranties of Buyer contained in Article IV shall not be true and correct in all material respects and, in the case of each of clauses (i) and (ii), such failure, misrepresentation, or breach of warranty (provided it can be cured) has not been cured prior to the Termination Date; or (iii) if the conditions to Closing specified in Section 9.1 have not been satisfied;

(e)      by Buyer, if (i) Seller shall have failed to fulfill in any material respect any of its obligations under this Agreement; or (ii) any of the representations and warranties of Seller or the Company contained in Article III and Article VII shall not be true and correct in all material respects and, in the case of each of clauses (i) and (ii), such failure, misrepresentation, or breach of warranty (provided it can be cured) has not been cured prior to the Termination Date; or (iii) if the conditions to Closing specified in Section 9.2 have not been satisfied;

(f)       by either Buyer or Seller as provided in Section 6.03; or

(g)      by Buyer at anytime if it is not satisfied, in its sole discretion with the results of its due diligence, or Seller’s rejection of an Environmental Defect Value as provided in Section 7.3(c).

12.2         Effect of Termination.

(a)      To terminate this Agreement pursuant to Section 12.1 (other than Section 12.1(a)), the terminating Party must notify the other Party specifying the provision hereof pursuant to which such termination is made, whereupon (i) this Agreement shall become void and have no effect, except that the agreements contained in this Article XII, in Section 5.3, Section 6.2(e), Section 7.6, Section 8.5 and in Article XIII shall survive the termination hereof.

(b)      Upon the termination of this Agreement in accordance with this Article XII, Seller will be free to sell the Interests (or any portion thereof) to any other Person without any limitation under or because of this Agreement.  Buyer will promptly execute any instrument evidencing the termination of Buyer’s right to acquire the Interests as Seller may reasonably request.

Purchase and Sale Agreement

(c)      Upon the termination of this Agreement in accordance with this Article XII, Buyer will return to Seller all data and other information (and all copies thereof and analysis therefrom) furnished to Buyer by or on behalf of Seller or the Company in connection with this transaction.

ARTICLE XIII
      MISCELLANEOUS

13.1         Interpretive Matters.  Unless otherwise expressly provided herein, for purposes of this Agreement, the following rules of interpretation shall apply:

(a)       Calculation of Time Period.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded unless otherwise specified.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(b)       Gender and Number.  Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(c)       Headings.  The division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.  All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(d)       Herein.  The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(e)       Including.  The word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including, without limitation” and “including but not limited to” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(f)       No Presumption. The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

13.2         Entire Agreement.  This agreement, together with the certificates, documents, instruments and writings that are delivered pursuant hereto, constitutes the entire agreement and understanding of the parties in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.  Except as expressly contemplated by Sections 10.2 and 10.3, there are no third party beneficiaries having rights under or with respect to this agreement.

Purchase and Sale Agreement

13.3         Injunctive Relief.  The Parties acknowledge and agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement, and shall be entitled to enforce specifically the provisions of this Agreement, in any court of the United States or any state thereof having jurisdiction, in addition to any other remedy to which the Parties may be entitled under this Agreement or at Law or in equity.

13.4         Successors.  All of the terms, agreements, covenants, representations, warranties, and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the Parties and their respective successors and assigns.

13.5         Assignments.   No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided, however, Buyer may (a) assign or delegate any or all of its rights and interests hereunder to one or more of its Affiliates and (b) designate one or more of its Affiliates to perform its obligations hereunder without the consent of Seller or the Company; provided, further, however, that in any or all of such cases Buyer nonetheless will remain responsible for the performance of all of its obligations hereunder.

13.6         Notices.  All notices, requests, demands, claims and other communications hereunder will be in writing.  Any notice, request, demand, claim or other communication hereunder will be deemed duly given if (and then three business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

(a)       If to Seller, and before the Closing, to the Company:

ERG Resources, LLC
Scott Y. Wood, President
600 Travis, Suite 7050
Houston, Texas 77002
Tel:    (713) 812-1800
Fax:    (713)812-0108
Email: swood@ergreources.com

(b)       If to Buyer, and after the Closing, to the Company:

Strategic American Oil Corp.
600 Leopard St., Suite 2015
Corpus Christi, TX  78401

Attn.  Mr. Jeremy Driver

with a copy to:

Lee S. Gill
Jones Gill LLP
6363 Woodway, Suite 1100
Houston, Texas 77057
713/651-1275
713/651-0716 fax
gill@jonesgill.com

Purchase and Sale Agreement

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication will be deemed to have been duly given unless and until it actually is received by the intended recipient.  Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

13.7         Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

13.8         Governing Law; Jurisdiction; Venue; Jury Waiver.  THIS AGREEMENT AND THE LEGAL RELATIONS AMONG THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT WOULD REQUIRE THE APPLICATION OF ANY OTHER LAW.  EACH OF THE PARTIES CONSENT TO THE EXERCISE OF EXCLUSIVE JURISDICTION IN PERSONAM, FORUM AND VENUE BY THE COURTS OF THE STATE OF TEXAS LOCATED IN HOUSTON, HARRIS COUNTY AND (IF IT HAS JURISDICTION) THE FEDERAL COURTS LOCATED IN HOUSTON, HARRIS COUNTY IN THE STATE OF TEXAS FOR ANY ACTION ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

13.9         Amendments and Waivers.  No amendment, modification, replacement, termination or cancellation of any provision of this Agreement will be valid, unless the same will be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising because of any such prior or subsequent occurrence.

Purchase and Sale Agreement

13.10       Electronic Signatures.  Notwithstanding the Electronic Signatures in Global and National Commerce Act (15 U.S.C. Sec. 7001 et. seq.), the Uniform Electronic Transactions Act, or any other Law relating to or enabling the creation, execution, delivery, or recordation of any contract or signature by electronic means, and notwithstanding any course of conduct engaged in by the Parties, no Party will be deemed to have executed this Agreement or other document contemplated hereby (including any amendment or other change hereto or thereto) unless and until such Party shall have executed this Agreement or such other document on paper by a handwritten original signature or any other symbol executed or adopted by a Party with current intention to authenticate this Agreement or such other document.

(a)       Delivery of a copy of this Agreement or such other document bearing an original signature by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” or “.pdf” form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature, provided a copy bearing an original signature on paper is subsequently physically delivered.  “Originally signed” or “original signature” means or refers to a signature that has not been mechanically or electronically reproduced.

13.11       Severability.  If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by Applicable Law.

Signatures on Following Page

Purchase and Sale Agreement

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective authorized officers, as of the date first written above.

SELLER:	ERG RESOURCES, LLC

	By:	/s/ Scott Y. Wood
Name: Scott Y. Wood
Title: President

COMPANY:	GALVESTON BAY ENERGY, LLC

	By:	/s/ Scott Y. Wood
Scott Y. Wood, President

BUYER:
STRATEGIC AMERICAN OIL CORP.

	By:	/s/ Jeremy Driver
Jeremy Driver, President

Purchase and Sale Agreement